UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

THE MARZETTI COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-16(i)(1) and 0-11

The Marzetti Company 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082
Notice of Annual Meeting of Shareholders

ITEMS TO BE VOTED ON
DATE & TIME Wednesday, November 11, 2026 1:00 p.m. Eastern Time WHERE Virtual Meeting via webcast at www.virtualshareholdermeeting.com/MZTI2026 RECORD DATE The close of business on September 14, 2026
	1	To elect three directors, each for a term that expires in 2029;
	2	To approve, by non-binding vote, the compensation of the Corporation’s named executive officers;
	3	To ratify the selection of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2027; and
	4	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The Annual Meeting of Shareholders (the “Annual Meeting”) of The Marzetti Company (the “Corporation”) will be held exclusively online at 1:00 p.m. Eastern Standard Time on November 11, 2026, or at any adjournment or postponement thereof. Shareholders of record will be able to attend, vote shares and submit questions electronically during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MZTI2026 and entering the 16-digit control number included on their proxy card or in the instructions accompanying their proxy materials. A live webcast of the Annual Meeting will also be available to the general public at investors.marzetticompany.com. There is no physical location for the Annual Meeting.
By action of the Board of Directors, only shareholders of record at the close of business on September 14, 2026 will be entitled to receive notice of and vote at the Annual Meeting.
YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we request that you vote your shares as soon as possible, even if you plan to attend the Annual Meeting. This will not prevent you from voting electronically at the Annual Meeting but will ensure that your vote is counted if you are unable to attend. A self-addressed envelope with pre-paid postage is enclosed for your convenience in returning the completed proxy card. Alternatively, internet voting is available, as described in the proxy voting instructions on your proxy card.
BY ORDER OF THE BOARD OF DIRECTORS

Alan F. Harris	David A. Ciesinski
Chairman of the Board	Director, Chief Executive Officer and President	October 13, 2026

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on November 11, 2026.
This Proxy Statement, the Proxy Card, and our 2026 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available free of charge at materials.proxyvote.com/513847. The Corporation’s 2026 Annual Report is not proxy soliciting material.

PROXY STATEMENT
General Information
This Proxy Statement is furnished to the shareholders of The Marzetti Company (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation (the “Board”) of proxies to be used in voting at the Annual Meeting of Shareholders, which will be held exclusively online at www.virtualshareholdermeeting.com/MZTI2026 at 1:00 p.m. Eastern Standard Time on November 11, 2026, or any adjournment or postponement thereof (the “Annual Meeting”). The proposals referenced on the enclosed proxy card are described in this Proxy Statement. This Proxy Statement and enclosed proxy card are first being mailed to shareholders on or about October 13, 2026.
By signing and returning the enclosed proxy card to the Corporation prior to the Annual Meeting, or by voting electronically or by telephone in a timely manner, a shareholder authorizes the Board, through its designees, to represent and vote that shareholder’s shares at the Annual Meeting in accordance with the shareholder’s instructions. The authorized designees of the Corporation may vote those shares to adjourn the meeting and will be authorized to vote those shares at any postponements or adjournments of the meeting. A shareholder’s proxy may be revoked at any time before the vote at the Annual Meeting. To be effective, any revocation must be communicated to the Secretary or Assistant Secretary of the Corporation prior to the vote at the Annual Meeting. The mere attendance of a shareholder at the Annual Meeting will not revoke that shareholder’s proxy unless specific notice of revocation is given to the Secretary or Assistant Secretary of the Corporation.
The Corporation will bear the cost of soliciting proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of the Corporation’s shares. Proxies may be solicited by personal interview, mail, telephone and electronic communications through the efforts of employees of the Corporation.
By action of the Board, only the Corporation’s shareholders of record at the close of business on September 14, 2026 are entitled to receive notice of and vote at the Annual Meeting or any adjournments or postponements thereof. As of September 14, 2026, the Corporation had outstanding 27,290,749 common shares without par value (“Common Stock”), with each such share of Common Stock entitling its holder to one vote. The Corporation has no other class of stock outstanding.
A majority of the outstanding shares of Common Stock of the Corporation must be represented at the meeting, whether directly or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Proxies reflecting abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding their customers’ shares in “street name” sign and submit proxies for those shares but fail to vote on some matters.
Beneficial owners of shares held in “street name” should receive voting instructions from their broker, bank or nominee, as the record holder of the shares, to direct the record holder on how to vote such shares.

The Marzetti Company	2	2026 Proxy Statement

Voting Requirements
The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and proxies marked “Withhold” will have no effect on the election of the director nominees. Any director nominee who receives more “Withhold” votes than “For” votes in an uncontested election such as this election is expected to tender his or her resignation for consideration by both the Nominating and Governance Committee and the Board pursuant to the Board’s policy summarized herein under “Corporate Governance – Majority Voting Policy in Uncontested Elections.”
The non-binding approval of the compensation of our named executive officers (“NEOs”) and the ratification of the Corporation’s independent registered public accounting firm for the year ending June 30, 2027 require the affirmative vote of a majority of outstanding shares by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have the effect of a vote “Against” these proposals.

The Marzetti Company	3	2026 Proxy Statement

PROPOSAL ONE
Nomination and Election of Directors
The Board currently consists of eleven members and is divided into two classes of four members and one class of three members. The members of the three classes are elected to serve for staggered terms of three years. Mr. Robert L. Fox has reached mandatory retirement age and is not standing for re-election.
Each of the nominees is a current director of the Corporation and has consented to stand for election to the Board with a term expiring at the Corporation’s 2029 Annual Meeting of Shareholders. In the event that any of the nominees becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a new nominee, and the persons named as proxies will vote for that substitute nominee.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below by executing and returning the enclosed proxy card before the Annual Meeting.

Nominees for Term to Expire in 2029

Name	Position with the Corporation	Age	Director Since

John B. Gerlach, Jr.	Director of the Corporation	72	1985
Gregory L. Hughes	Director of the Corporation	57	2026
Robert P. Ostryniec	Director of the Corporation	65	2014
Continuing Directors – Term to Expire in 2028

Name	Position with the Corporation	Age	Director Since

Barbara L. Brasier	Director of the Corporation	68	2019
David A. Ciesinski	Director, Chief Executive Officer and President of the Corporation	60	2017
Elliot K. Fullen	Director of the Corporation	61	2021
Alan F. Harris	Director and Chairman of the Board	72	2008
Continuing Directors – Term to Expire in 2027

Name	Position with the Corporation	Age	Director Since

Zena Srivatsa Arnold	Director of the Corporation	48	2023
Michael H. Keown	Director of the Corporation	64	2018
George F. Knight III	Director of the Corporation	69	2023

The Marzetti Company	4	2026 Proxy Statement

The following information is provided for each continuing director and each person nominated for election as a director and includes their principal occupations during the past five years; their specific experiences, qualifications, attributes or skills that qualify them to serve as directors; and certain other information.

JOHN B. GERLACH, JR. retired in December 2023 after serving as Executive Chairman of the Board of the Corporation since July 2017. He served as Chief Executive Officer of the Corporation from 1997 until June 2017. Mr. Gerlach brings significant leadership and operational management experience to the Board. Mr. Gerlach has demonstrated strong executive leadership skills through over 35 years of executive officer service with the Corporation, including over 20 years as CEO. Mr. Gerlach is the Corporation’s longest-serving director.
This experience, combined with his prior service on the board of Huntington Bancshares Incorporated and numerous nonprofit organizations, provides Mr. Gerlach with vast board level leadership capabilities. Perhaps most importantly, Mr. Gerlach’s significant ownership interest in the Corporation ensures that top leadership is directly aligned with the interests of our shareholders.

John B. Gerlach, Jr. Director Since: 1985

GREGORY L. HUGHES currently serves as President and Chief Executive Officer of Suntory Global Spirits, a global premium spirits company, a role he has held since October 2023. He joined the company in 2015 and, prior to being named President and Chief Executive Officer, held roles as Chief Growth and Brands Officer, President of North America, and General Manager of North America. Prior to joining Suntory Global Spirits, Mr. Hughes held leadership roles with Kraft Foods and Bel Brands and earlier in his career held sales and marketing roles with Procter & Gamble. Mr. Hughes earned a Bachelor of Arts degree from the University of Kansas and an MBA from Northwestern University's Kellogg School of Management.
Mr. Hughes' experience leading a global beverage company, together with his extensive experience in the food and consumer products industries and his expertise in marketing, brand development, growth strategy and operational leadership, led the Board to conclude that he provides valuable perspective and insight as a member of the Board.

Gregory L. Hughes Director Since: 2026

The Marzetti Company	5	2026 Proxy Statement

ROBERT P. OSTRYNIEC retired from full-time employment in March 2017. He served as Chief Product Supply Officer for Keurig Green Mountain, Inc. from 2013 until March 2017. He also served as Global Supply Chain Officer for H.J. Heinz Company from 2010 to 2013 and Supply Chain Vice President of H.J. Heinz Company from 2003 to 2010. Mr. Ostryniec has 34 years of experience as an executive in manufacturing, purchasing, supply chain and logistics roles for publicly traded, consumer-focused companies including General Electric Company, Stanley Black & Decker, Inc., H.J. Heinz Company and Keurig Green Mountain, Inc.
Mr. Ostryniec’s significant management experience, particularly in manufacturing, purchasing, supply chain and logistics, enables him to provide valuable perspective and insight to the Board.

Robert P. Ostryniec Director Since: 2014

BARBARA L. BRASIER retired in April 2018 as Chief Financial Officer and Senior Vice President of Herc Rentals, Inc., an equipment rental company, after leading its spinoff from Hertz Global Holdings, Inc. beginning in 2015. She served as Senior Vice President, Tax and Treasury for Mondelez International (successor to Kraft Foods, Inc.) from 2012 to 2015 and as a Senior Vice President of Kraft Foods Inc. in several finance roles from 2009 to 2012. In addition, she served as Vice President and Treasurer of Ingersoll Rand, a diversified industrial company, from 2004 to 2008. Prior to that, Ms. Brasier held various leadership roles at Mead Corporation, a packaging and forest product company, including service as a divisional President. She currently serves as Chairperson of the Audit Committee of the Board of Directors of JBT Marel Corporation, formerly known as John Bean Technologies Corporation, and as a member of the Audit Committee and the Compensation Committee of the Board of Directors of Molina Healthcare Inc. She also served as a member of the Audit Committee of the Board of Directors of Henny Penny Corporation from 2020 to 2025.
Ms. Brasier’s executive leadership of a diverse portfolio of international public companies over a 38-year career and her current service as a director of three companies with a class of securities registered pursuant to Section 12 of the Exchange Act (our Corporation, JBT Marel Corporation and Molina Healthcare Inc.) provides the Board with valuable insight and expertise in numerous areas, including strategic planning, change management, mergers and acquisitions, accounting, tax and audit.

Barbara L. Brasier Director Since: 2019

The Marzetti Company	6	2026 Proxy Statement

DAVID A. CIESINSKI currently serves as President and Chief Executive Officer of the Corporation. He has served as President of the Corporation since April 2016 and as Chief Executive Officer since July 2017. Mr. Ciesinski previously served as President of the Meal Solutions Division at Kraft Foods Group, Inc. and as its Executive Vice President and President of Meals & Desserts from 2014 to 2015, in which capacity he was responsible for leading Kraft’s grocery business. Prior to joining Kraft, Mr. Ciesinski served in various leadership roles at the H.J. Heinz Company between 2001 and 2013, including Vice President of Global Business Development, in which capacity he was responsible for leading corporate business development activities, Group Vice President and Chief Marketing Officer of the U.S. Retail Division, and various other leadership roles. As a veteran of the packaged foods industry with a broad base of executive leadership positions, Mr. Ciesinski’s past experience provides a strong background to draw from in his role as the Corporation’s President and Chief Executive Officer. He currently serves as Chair of the Risk Mitigation and Investment Policy Committee and as a member of the Audit Committee of the Board of Directors of Essential Utilities Inc., a company with a class of securities registered pursuant to Section 12 of the Exchange Act.
Mr. Ciesinski offers the Board detailed knowledge of the Corporation and valuable insight into management’s perspective with respect to the Corporation’s operations and strategy.

David A. Ciesinski Director Since: 2017

The Marzetti Company	7	2026 Proxy Statement

ELLIOT K. FULLEN currently serves as Founder of Fullen Consulting Services, an advisory services firm providing expertise to private equity sponsors. His firm focuses on investment strategies, due diligence for mergers and acquisitions, integration of operational management, and portfolio company board governance. Previously, Mr. Fullen served in several executive roles for Hexion Inc., an international chemicals and materials company. He was Vice President & General Manager, Epoxy Specialty Products from 2009-2012; Vice President, Corporate Strategy & Development from 2007-2009; Managing Director, Asia Pacific from 2003-2007; and Vice President & General Manager, Specialty Coatings from 1998-2003. Prior to joining Hexion, he held engineering, corporate finance and treasury roles at Duracell International Inc.
Mr. Fullen served as Executive Chairman of the board of Fralock LLC, a specialty material company serving the aerospace, semiconductor, and medical industries, from January 2025 to April 2026. He previously served on the Board of Airnov Healthcare Packaging from October 2019 to March 2023. Airnov was sold to Colorcon Inc. on March 1, 2023.
Mr. Fullen’s extensive experience leading global businesses, as well as his strategic and M&A expertise across several industries, enables him to provide valuable perspective and insight to the Board.

Elliot K. Fullen Director Since: 2021

ALAN F. HARRIS has been retired from full-time employment since 2007. He served as Executive Vice President and Chief Marketing and Customer Officer of Kellogg Company, a food products company, from 2003 to 2007, and Executive Vice President and President, Kellogg Company International Division from 2000 to 2003. With over 23 years of experience at Kellogg in a variety of positions, Mr. Harris possesses extensive domestic and international experience in the retail food industry, as well as considerable consumer marketing expertise. In addition, Mr. Harris embodies many other desirable qualities that contribute to the leadership of the Corporation, including strong general management breadth and experience and significant strategic acumen.
Mr. Harris has made significant contributions to the Board in key areas of oversight, including strategic planning, risk assessment and product development.

Alan F. Harris Director Since: 2008 Chairman of the Board

The Marzetti Company	8	2026 Proxy Statement

Zena Srivatsa Arnold is a marketing and general management executive in the consumer packaged goods, retail and technology industries. She currently serves as Chief Marketing Officer of Sephora, leading all marketing and communications functions to drive business growth, and has held that position since June 2023. Ms. Arnold also led PepsiCo’s U.S. Carbonated Soft Drinks business from March 2022 to December 2022 and served as Chief Digital and Marketing Officer at Kimberly-Clark, leading its global marketing organization from March 2020 to February 2022. Prior to that, Ms. Arnold spent more than six years at Google in both general management and marketing roles on the ChromeOS and Google Play products from October 2013 to March 2020. The early years of her career were at Procter & Gamble and Kellogg’s where she held a series of brand and portfolio management roles on their biggest brands like Olay, Folgers, Pop-Tarts and more, overseeing current business, upstream innovation and shopper marketing. Ms. Arnold also serves on the board of EZCORP as a non-executive director. She holds a degree in computer science from The Ohio State University.
Ms. Arnold’s executive leadership skills and breadth of experience in marketing and general management in the consumer packaged goods, retail and technology industries further strengthen the expertise of the Board in these areas.

Zena Srivatsa Arnold Director Since: 2023

The Marzetti Company	9	2026 Proxy Statement

MICHAEL H. KEOWN has 42 years of experience in the consumer packaged goods industry with the last 21 years in CEO/C-Suite/Board roles in both larger public companies as well as smaller privately held, food companies. He currently serves on the Board of Tanimura and Antle, a leader in fresh produce. From May 2024 to August 2025, he was an Adviser/CEO of BEEUP, LLC. He achieved the National Association of Corporate Directors’ highest distinction for Directorship in 2024. Prior to that, Mr. Keown served as Chief Executive Officer at Quinn Snacks, a natural food snack company, from December 2021 through September 2022. From August 2019 to December 2021, he served as Chief Executive Officer of Honey Stinger, a sports nutrition brand. He served as President, Chief Executive Officer and Director of Farmer Brothers, a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products, from March 2012 through May 2019. Mr. Keown served in various executive capacities at Dean Foods Company, from 2003 to March 2012. He was at WhiteWave Foods Company, a division of Dean Foods, for most of that time. Mr. Keown joined Dean Foods from The Coca-Cola Company, where he served as Vice President and General Manager of the Shelf Stable Division of The Minute Maid Company. Mr. Keown started his career having held various sales and marketing positions of escalating responsibility with E&J Gallo Winery and The Procter & Gamble Company. He also served on the Board of Directors of Welch Foods Inc.
Mr. Keown’s significant management experience in the food industry provides valuable perspective to the Board.

Michael H. Keown Director Since: 2018

GEORGE F. KNIGHT III retired from full-time employment after serving as Executive Vice President and Chief Financial Officer of the chemical company Hexion, Inc. from January 2016 until May 2022. During his 25-year tenure at Hexion and its predecessor company, Borden, Inc., he held roles of increasing responsibility including Vice President of Mergers and Acquisitions, Vice President of Finance, and Senior Vice President and Treasurer. Mr. Knight previously held senior finance roles at Duracell, Inc. and worked as a Senior Audit Manager for Deloitte & Touche LLC.
The Board believes Mr. Knight’s expertise with mergers and acquisitions, as well as his deep financial knowledge, will help grow our business and deliver value for the Corporation’s stakeholders.

George F. Knight III Director Since: 2023

The Marzetti Company	10	2026 Proxy Statement

Corporate Governance
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Executive Committee. In addition, the Board has adopted a Corporate Governance Program that includes Corporate Governance Principles, a Code of Conduct and an Insider Trading Policy. Each of these documents and the charters of the Board Committees are posted on the Corporation’s website at investors.marzetticompany.com/governance.
Director Independence
The Board and the Nominating and Governance Committee have reviewed and evaluated transactions and relationships with Board members and Board nominees to determine the independence of each of the members or nominees. The Board does not believe that any of its nonemployee members or nominees have relationships with the Corporation that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The Board and the Nominating and Governance Committee have determined that a majority of the Board’s members are “independent directors,” as that term is defined in the applicable Nasdaq Global Select Market (“Nasdaq”) listing standards. The Board has identified and determined that Mses. Arnold and Brasier and Messrs. Fox, Fullen, Harris, Hughes, Keown, Knight and Ostryniec are independent directors.
Board Attendance
Each member of the Board is expected to make a reasonable effort to attend all meetings of the Board, all applicable committee meetings, and each annual meeting of shareholders. All members of the Board at the time of our virtual 2025 Annual Meeting attended the meeting, and each of the current members of the Board is expected to attend the 2026 Annual Meeting. The Board held a total of eleven meetings during fiscal 2026. Each director attended at least 75% of the aggregate meetings of the Board and the committees on which he or she served in fiscal 2026.
Board Leadership Structure — As part of our ongoing commitment to strong and accountable corporate governance practices, the Nominating and Governance Committee regularly reviews the leadership structure of the Board, taking into account the Corporation and its needs, market practices, board skills and experiences, investor feedback and corporate governance perspectives, among other things.
Mr. Alan F. Harris currently serves as the Chairman of the Board (“Chairman”). Mr. David A. Ciesinski, the Corporation’s Chief Executive Officer (“CEO”), serves on the Board. The Board believes that the Corporation and its shareholders are best served by retaining the Board’s flexibility to allocate the responsibilities of Chairman and CEO in any way that is in the best interests of the Corporation at any future point in time. Under the Corporation’s Corporate Governance Principles, the Corporation is required to have a Lead Independent Director when the positions of Chairman and CEO are held by the same person. As indicated above, these positions are currently separate.
Each committee of the Board is chaired by an independent director. The Board believes that having a strong, independent Chairman and independent committee chairs provides an effective balance between strong company leadership and independent oversight. Board independence and oversight of management are effectively maintained through its current composition and committee structure. The Board is committed to continuously evaluating this structure to ensure that it promotes effective corporate governance.

The Marzetti Company	11	2026 Proxy Statement

Board Role in Risk Oversight — The Board, together with the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, is responsible for overseeing the Corporation’s risk management. The full Board periodically receives an overview of key risks from various members of senior management. In addition, the Compensation Committee oversees risks requiring its expertise, such as those related to incentive compensation programs and policies. The Nominating and Governance Committee monitors compliance with the Corporate Governance Principles and reviews the Corporation’s management of risks related to corporate social responsibility, including with respect to sustainability and the environment.
Although the Board and its committees oversee risk management for the Corporation, management is responsible for the day-to-day management and mitigation of the Corporation’s risks. We believe this division of responsibility reflects the appropriate roles of the Board and management in assessing and managing risks and has no effect on the Board’s leadership structure. An Enterprise Risk Management Committee (“ERM Committee”), which includes the CEO, Chief Financial Officer, President of the Retail Division, President of the Foodservice Division, Chief Information Officer, Chief Supply Chain Officer, Senior Director of Internal Audit, General Counsel, and Assistant General Counsel, is responsible to promote the development of sound policies, procedures and practices for managing the Corporation’s material risks and to report the results of the ERM Committee’s activities to the Audit Committee. The ERM Committee provides the Audit Committee with reports on a periodic basis regarding the Corporation’s major financial, litigation and enterprise risk exposures, including those relating to corporate social responsibility, information security, technology, and cybersecurity risks, and the actions management has taken to monitor and control such risks.
Director Qualifications — The Nominating and Governance Committee looks for candidates who possess qualifications that meet our strategic needs, who maintain the highest personal and professional ethics, integrity and values, who understand our business, who have diverse backgrounds and experiences in key business, financial and other challenges that are faced by publicly held corporations with a consumer focus, who contribute a diverse frame of reference or point of view by virtue of ethnicity, age, gender or otherwise, and who represent the long-term interests of our shareholders. In particular, the Nominating and Governance Committee looks for candidates with experience in areas such as: management of public companies or other large organizations; consumer packaged goods, particularly retail food companies; investment banking or the banking industry; accounting and finance; technology; supply chain; and retail/mass marketing experience. Each director is expected to represent all shareholders rather than special interest groups or any specific group of shareholders.
Corporate Governance Principles — We operate under a set of Corporate Governance Principles designed to promote good corporate governance and align the interests of our Board and management with those of our shareholders. The Corporate Governance Principles relate to the role, composition, structure and functions of the Board and the Corporation. The Nominating and Governance Committee is responsible for periodically reviewing these Corporate Governance Principles and recommending any changes to the Board.
Majority Voting Policy in Uncontested Elections — Pursuant to our Corporate Governance Principles, in an uncontested election of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), a nominee who receives more “Withhold” votes than “For” votes in such election is expected to promptly tender his or her resignation as a director. The Nominating and Governance Committee will consider each tendered director resignation and recommend to the Board whether to accept or reject it. After considering the recommendation of the Nominating and Governance Committee and any other information the Board deems appropriate, and within 90 days following the certification of the election results, the Board will act to accept or reject each tendered director resignation and promptly disclose its decision.
If a director’s resignation is rejected, the Board will disclose the reasons for its decision, and the director will continue to serve the remainder of his or her term until his or her successor is duly elected or until his or her earlier death, resignation or removal. If a director’s resignation is accepted, the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board, in each case to the extent permitted by the Corporation’s Second Amended and Restated Code of Regulations.

The Marzetti Company	12	2026 Proxy Statement

Any director who tenders a resignation under this policy may not participate in the Nominating and Governance Committee recommendation or the action of the Board regarding whether to accept or reject such tender of resignation.
Code of Conduct — The Corporation has adopted a Code of Conduct that informs the Corporation’s directors and employees of their legal and ethical obligations to the Corporation and sets a high standard of business conduct. The Code of Conduct applies to all employees and, where applicable, to directors of the Corporation. The Corporation intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, any provision (including the standards listed under Item 406(b) of Regulation S-K) of the Code of Conduct that applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on the Corporation’s website at investors.marzetticompany.com/governance.
Shareholder Communication with the Board — Any of the directors may be contacted by writing to them at: Board of Directors, c/o Corporate Secretary’s Office, The Marzetti Company, 380 Polaris Parkway, Suite 400, Westerville, Ohio 43082. The directors have requested that the Secretary of the Corporation act as their agent in processing any communication received. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees will be forwarded to the Board of Directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the Chairperson of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibility and will be forwarded to the appropriate officer at the Corporation. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

The Marzetti Company	13	2026 Proxy Statement

Board Committees and Meetings
Audit Committee
The Board has established an audit committee (the “Audit Committee”) that currently consists of Ms. Brasier and Messrs. Fullen, Harris, Knight and Ostryniec. Ms. Brasier serves as Chairperson of the Audit Committee and has done so since June 2023. The Board has determined that each member of the Audit Committee has not participated in the preparation of the Corporation’s financial statements in the past three years, meets Nasdaq independence requirements and that Ms. Brasier and Messrs. Harris and Knight qualified as “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K. With respect to its assessment of whether Ms. Brasier and Messrs. Harris and Knight qualified as “audit committee financial experts,” the Board considered, among other things, their business experience and background. The duties of the Audit Committee include the responsibility of reviewing, at least quarterly, financial information (both external and internal) about the Corporation and its subsidiaries to ensure that (i) the overall audit coverage of the Corporation and its subsidiaries is satisfactory and appropriate to protect the shareholders from undue risks, and (ii) an adequate system of internal financial control has been designed and implemented throughout the Corporation and is being effectively maintained. Additionally, the Audit Committee has sole authority and direct responsibility with respect to the appointment, compensation, retention and oversight of the Corporation’s independent registered public accounting firm or independent auditor. Also, as part of its duties, the Audit Committee has adopted procedures for receiving and acting on complaints received by the Corporation regarding accounting, internal controls and auditing issues. Such complaints should be sent to the attention of the Corporate Secretary’s Office, The Marzetti Company, 380 Polaris Parkway, Suite 400, Westerville, Ohio 43082. The Audit Committee annually reviews the Audit Committee charter and annually evaluates the Audit Committee’s performance. The Audit Committee has the authority to form and delegate authority to subcommittees as it deems appropriate. The Audit Committee charter was updated in August 2025 to reflect current SEC, PCAOB, and Sarbanes-Oxley requirements and to provide more clarity regarding Committee review of non-GAAP measures and the documentation required for pre-approval of non-audit services. The Audit Committee held four meetings during fiscal 2026.
Compensation Committee
The Board has established a compensation committee (the “Compensation Committee”) that currently consists of Ms. Brasier and Messrs. Fox, Keown and Ostryniec. Mr. Ostryniec serves as Chairperson of the Compensation Committee and has done so since January 2023. It has been determined by the Board that each member who served on the Compensation Committee during fiscal 2026 met Nasdaq independence requirements. The duties of the Compensation Committee include: annually determining the compensation of the CEO and other key executives and reviewing and approving goals and objectives for such people as are relevant to their activities; reviewing and approving the CEO’s recommendations as to the compensation of other executive officers of the Corporation; reviewing and approving offers to potential executive officers to join the Corporation; reviewing and approving perquisite policies; reviewing and approving employment agreements, change in control agreements, severance or retention plans or agreements, and severance or termination payments for executive officers; having direct responsibility to retain, compensate and oversee independent compensation consultants and other advisors; overseeing regulatory compliance regarding compensation matters; establishing and evaluating performance goals and the level of achievement of such goals; reviewing and offering advice regarding direct compensation, equity-based compensation and retirement pay programs; administering equity-based compensation plans and approving equity awards; reporting its activities to the Board; reviewing and discussing the Compensation Discussion and Analysis with the Corporation’s management; determining whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and Proxy Statement; preparing a Compensation Committee Report for inclusion in the Corporation’s Annual Report on Form 10-K and Proxy Statement; considering the results of advisory “Say-on-Pay” and “Say-on-Frequency” votes; periodically reviewing director compensation in relation to other comparable companies and in light of other facts the Compensation Committee finds appropriate; annually reviewing the Compensation Committee charter; and annually evaluating the Compensation Committee’s performance.

The Marzetti Company	14	2026 Proxy Statement

The Compensation Committee operates pursuant to a charter that was amended in August 2025. The charter now provides the Compensation Committee with the authority to delegate any of its duties, as it deems appropriate, to a subcommittee of the Compensation Committee’s members. See the discussion below under “Compensation Discussion and Analysis” and “Compensation of Directors” for more information about the Compensation Committee’s processes and procedures. The Compensation Committee held four meetings during fiscal 2026.
Nominating and Governance Committee
The Board has established a nominating and governance committee (the “Nominating and Governance Committee”) that currently consists of Messrs. Fox, Fullen, Harris and Keown. Mr. Fox serves as Chairperson of the Nominating and Governance Committee. It has been determined by the Board that each member of the Nominating and Governance Committee meets Nasdaq independence requirements. The duties of the Nominating and Governance Committee include identifying and nominating candidates to the Board for election as directors of the Corporation taking into consideration the facts set forth in our Corporate Governance Principles, assisting the Board in its determination of whether each director or executive officer meets Nasdaq independence requirements, preventing, minimizing, or eliminating possible conflicts of interest, monitoring director training and orientation, encouraging and reporting director attendance at annual shareholder meetings, and periodically reviewing the Board’s committee structure, committee charters, Corporate Governance Principles, and the Corporation’s share ownership policy and recommending to the Board any necessary changes. The Nominating and Governance Committee also reviews the Corporation’s policies and activities regarding corporate social responsibility, sustainability matters and the environment. The Nominating and Governance Committee has reviewed the Corporate Governance Principles and found them to be acceptable in scope and application and has so reported to the Board. The Nominating and Governance Committee operates pursuant to a charter that was amended in August 2025. The Nominating and Governance Committee held six meetings during fiscal 2026.
The Nominating and Governance Committee uses various sources to identify Board candidates, including the Corporation’s executive officers, current members of the Board and independent third-party search firms. The Nominating and Governance Committee also considers the nomination of director candidates recommended by shareholders in conformance with the tests and standards outlined in the Nominating and Governance Committee’s charter and the Corporation’s Second Amended and Restated Articles of Incorporation and Second Amended and Restated Code of Regulations. Section 2.03 of the Corporation’s Second Amended and Restated Code of Regulations authorizes director nominations to be made by shareholders if the conditions specified therein are met, including the provision of advance notice, certain personal background information, and a written statement from the proposed candidate agreeing to be identified in the Proxy Statement as a nominee and, if elected, to serve as a director. Recommendations to the Nominating and Governance Committee from a shareholder regarding one or more candidates must generally be delivered to the Corporation’s Corporate Secretary between 60-90 days prior to the meeting in which such shareholder proposes that the recommended candidate(s) stand for election.
The Nominating and Governance Committee has not established specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but it evaluates the entirety of each candidate’s credentials, believing that the Corporation will be best served if its directors bring a variety of experiences and backgrounds and demonstrate ethical values, personal integrity, strong business reputation, financial acumen, reputation for effective exercise of sound business judgment, strategic planning capability, interest in providing attention to the duties of a member of the Board, experience with the management of public companies or other large organizations, consumer packaged goods, particularly retail food companies, investment banking or the banking industry, accounting and finance, supply chain, retail or mass marketing, manufacturing processes, technology or in other areas where such candidate’s talents may contribute to the effective performance by the Board of its responsibilities, among other things. The Nominating and Governance Committee uses the same manner and process for evaluating every candidate for Board membership, regardless of the original source of the candidate’s nomination. The Nominating and Governance Committee shall have the authority to form and delegate authority to subcommittees as it deems appropriate.

The Marzetti Company	15	2026 Proxy Statement

Executive Committee
The Board has established an executive committee (the “Executive Committee”) that currently consists of Messrs. Gerlach, Fox and Harris. No particular director serves as Chairperson of the Executive Committee. The Executive Committee operates pursuant to resolutions that were adopted by the Board in February 2008. The Executive Committee exercises the power and authority of the Board in managing the business and affairs of the Corporation (other than any power or authority specifically precluded by applicable law, the Corporation’s Second Amended and Restated Articles of Incorporation or Second Amended and Restated Code of Regulations, or by limiting resolutions of the Board), but the Executive Committee acts only in the intervals between meetings of the Board. Furthermore, all acts of the Executive Committee must be reported at the next Board meeting. The Executive Committee did not meet during fiscal 2026.

The Marzetti Company	16	2026 Proxy Statement

Security Ownership of Certain Beneficial Owners
The following shareholders have beneficial ownership, directly or indirectly, of more than five percent of the outstanding Common Stock as of September 14, 2026:

Name and Address of Beneficial Owner	Nature of Beneficial Ownership	Amount of Beneficial Ownership	Percent of Class(1)

John B. Gerlach, Jr.(2)	Direct and indirect	7,510,327	27.5%
c/o The Marzetti Company 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082
Dareth A. Gerlach(3)	Direct and indirect	5,928,561	21.7%
c/o The Marzetti Company 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082
John B. Gerlach Trust A-1(2)	Direct	5,737,602	21.0%
c/o The Marzetti Company 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082
BlackRock, Inc.(4)	Direct and indirect	2,586,026	9.5%
50 Hudson Yards New York, NY 10001
Vanguard Portfolio Management(5)	Direct and indirect	1,402,556	5.1%
100 Vanguard Blvd. Malvern, PA 19355
(1)Percentages based upon 27,290,749 shares outstanding as of September 14, 2026.
(2)Mr. Gerlach beneficially owns 7,510,327 shares in the aggregate. This includes: (i) 316,387 shares held by Mr. Gerlach’s spouse either directly or as trustee for which Mr. Gerlach’s spouse has the sole power to vote and dispose of these shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (ii) 5,737,602 shares held by the John B. Gerlach Trust A-1, of which Mr. Gerlach is trustee with no power to vote or dispose of the shares, and of which Mr. Gerlach’s mother, Dareth A. Gerlach, is the special trustee with the sole power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (iii) 137,430 shares held by the John B. Gerlach Taxable Trust U/A dtd. 2/23/74, as amended, of which Mr. Gerlach is trustee with no power to vote or dispose of the shares, and of which Mr. Gerlach’s mother, Dareth A. Gerlach, is the special trustee with the sole power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (iv) 211,039 shares held by Mr. Gerlach as trustee or custodian for which he has the sole power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (v) 4,167 shares held by a family corporation. Mr. Gerlach has shared power to vote and dispose of all of these shares; (vi) 242,236 shares held by the Gerlach Foundation Inc., a private charitable foundation for which Mr. Gerlach shares the power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; and (vii) 620,122 shares held by Lehrs, Inc., a for profit corporation that is owned by the Fox Foundation, Inc., Gerlach Foundation, Inc. and The FG Foundation. Messrs. Gerlach and Fox serve as trustees of The FG Foundation, which is a supporting foundation of a public charitable foundation. Messrs. Gerlach and Fox each have shared power to vote and dispose of the shares held by Lehrs, Inc., and each disclaims beneficial ownership of all of those shares.
(3)Includes 5,737,602 shares held by the John B. Gerlach Trust A-1 and 137,430 shares held by the John B. Gerlach Taxable Trust U/A. Mr. Gerlach is trustee of these trusts with no power to vote or dispose of the shares, and Mr. Gerlach’s mother, Dareth A. Gerlach, is the special trustee with the sole power to vote and dispose of the shares. These shares are also included in the total number of shares held by Mr. Gerlach in the above table. Mr. Gerlach disclaims beneficial ownership of these shares, all of which are also reported in footnote 2.
(4)BlackRock, Inc. filed a Schedule 13G/A with the SEC on January 24, 2024 indicating that, as of December 31, 2023, BlackRock, Inc. has sole voting power with respect to 2,539,697 shares and sole dispositive power with respect to 2,586,026 shares.
(5)Vanguard Portfolio Management filed a Schedule 13G with the SEC on July 31, 2026 indicating that, as of June 30, 2026, Vanguard Portfolio Management has sole voting power with respect 17,879 shares and sole dispositive power with respect to 1,402,556 shares.

The Marzetti Company	17	2026 Proxy Statement

The following information indicates the beneficial ownership of outstanding Common Stock as of September 14, 2026 by all executive officers and directors of the Corporation as a group, each individual director, each individual director nominee, and each NEO in the 2026 Summary Compensation Table:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership			Percent of Class(1)

Zena Srivatsa Arnold	1,369	shares		*
Tanya Berman	2,983	shares		*
Kristin J. Bird	6,285	shares		*
Barbara L. Brasier	3,739	shares		*
David A. Ciesinski	59,522	shares		*
Robert L. Fox	974,366	shares	(2)	3.6%
Elliot K. Fullen	5,972	shares		*
John B. Gerlach, Jr.	7,510,327	shares	(3)	27.5%
Alan F. Harris	24,473	shares	(4)	*
Gregory L. Hughes	—	shares		*
Michael H. Keown	4,266	shares		*
George F. Knight III	1,444	shares		*
Robert P. Ostryniec	7,793	shares		*
Thomas K. Pigott	18,011	shares		*
Luis Viso	1,047	shares		*
All executive officers and directors as a group (16 persons)	8,001,475	shares	(5)	29.3%
*Less than 1%
(1)Individual percentages and group percentage based upon 27,290,749 shares outstanding as of September 14, 2026.
(2)Mr. Fox beneficially owns 974,366 shares in the aggregate. This includes: (i) 53,273 shares held directly by Mr. Fox’s spouse. Mr. Fox disclaims beneficial ownership of all of these shares; (ii) 8,599 shares held by Mr. Fox as trustee for which he has the sole power to vote and dispose of the shares; (iii) 46,720 shares held by the Fox Foundation Inc., a private charitable foundation for which Mr. Fox shares the power to vote and dispose of the shares. Mr. Fox disclaims beneficial ownership of all of these shares; and (iv) 620,122 shares held by Lehrs, Inc., a for profit corporation that is owned by the Fox Foundation, Inc., Gerlach Foundation, Inc. and The FG Foundation. Messrs. Fox and Gerlach serve as trustees of The FG Foundation, which is a supporting foundation of a public charitable foundation. Messrs. Fox and Gerlach each have shared power to vote and dispose of the shares held by Lehrs, Inc., and each disclaims beneficial ownership of all of those shares.
(3)See the footnote for Mr. Gerlach in the beneficial ownership table listed previously within this Proxy Statement.
(4)Includes 24,473 shares held as trustee for which Mr. Harris has the sole power to vote and dispose of these shares.
(5)For purposes of this calculation, the 620,122 shares held by Lehrs, Inc. have only been counted once.

The Marzetti Company	18	2026 Proxy Statement

Compensation Discussion and Analysis
In this section, we discuss the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We provide qualitative information regarding the manner and context in which compensation is awarded to and earned by our NEOs to give perspective to the data we present in the compensation tables below, as well as the narratives that follow the tables.
Executive Officers
The following table indicates the names and ages of all of the executive officers of the Corporation as of the end of fiscal 2026 and all positions and offices held by each such person and each person’s principal occupation or employment during the past five years at minimum. The executive officers are appointed annually by the Board.

Name	Principal Occupation	Age	Executive Officer Since

David A. Ciesinski	Chief Executive Officer of the Corporation since 2017; President of the Corporation since 2016; President of T. Marzetti Company, a subsidiary of the Corporation, since 2016	60	2016
Thomas K. Pigott	Chief Financial Officer, Vice President and Assistant Secretary of the Corporation since 2019; Vice President, Finance and Chief Financial Officer of MGP Ingredients, Inc. from 2015 to 2019	61	2019
Tanya Berman (1)	President, Retail Division of T. Marzetti Company, a subsidiary of the Corporation, since April 2025; Senior Vice President of Mondelez, leading the company’s U.S. portfolio of cookie and cracker brands, from 2022 to April 2025; Vice President of Mars Wrigley Confectionary, leading the Chocolate Business Unit, from 2015 to 2022.	62	2025
Kristin J. Bird	President, Foodservice Division of T. Marzetti Company, a subsidiary of the Corporation, since 2019; General Manager of Basic American Foods from 2018 to 2019; Vice President and Senior Vice President, Foodservice Channel Development of Tyson Foods from 2008 to 2018	55	2019
Luis Viso	Chief Supply Chain Officer of T. Marzetti Company, a subsidiary of the Corporation, since 2023; Executive Vice President, Global Operations of Monster Energy Company from 2018 to 2023; Chief Operating Officer of Diamond Crystal from 2016 to 2018	66	2023
(1)On October 5, 2026, the Corporation announced that Tanya Berman is no longer serving in this role effective October 6, 2026. The Corporation expects that Ms. Berman will remain an employee of the Company until December 31, 2026. The Corporation expects to enter into a severance agreement with Ms. Berman in connection with her separation from the Corporation. The details of the severance agreement have not been determined at this time. The Corporation will provide a description of such severance agreement in a future filing with the Securities and Exchange Commission following its execution.
Our only executive officers during fiscal 2026 were Mses. Berman and Bird along with Messrs. Ciesinski, Pigott and Viso.
Executive Summary
During fiscal 2026, we continued the three-pillar growth strategy we believe will best increase long-term shareholder value: (1) accelerate our base business growth; (2) simplify our supply chain to reduce our costs and grow our margins; and (3) expand our core business with our Retail licensing program and complementary mergers and acquisitions.

The Marzetti Company	19	2026 Proxy Statement

On May 1, 2026, we completed the acquisition of Bachan’s, Inc. (Bachan’s), the fast-growing Japanese Barbecue Sauce brand known for its delicious, authentic, clean-label products. The transaction reinforces Marzetti’s expanding position in the sauce category and is expected to provide additional opportunities for growth through our retail and foodservice distribution network, supply chain capabilities, and culinary expertise.
During fiscal 2026, we achieved the following financial results (as compared to fiscal 2025, where applicable):
•Consolidated net sales increased 1.1% to $1.93 billion.
◦Retail segment net sales reached $1,002.8 million, a decrease of 0.1% from the prior year, due to a decline in sales volumes as partially offset by the incremental sales from Bachan’s and some inflationary pricing. Sales highlights for the current-year period included continued strong growth for our category-leading New York BakeryTM frozen garlic bread products and expanding distribution for our recently introduced Texas Roadhouse® dinner rolls. Retail segment sales volumes, measured in pounds shipped, decreased 1.9%.
◦Foodservice segment net sales increased 2.4% to a record $927.1 million driven by increased demand from several of our national chain restaurant account customers, the benefit of inflationary pricing, and higher sales attributed to a temporary supply agreement (TSA) that concluded during the quarter ended March 31, 2026. Excluding all sales attributed to the TSA, Foodservice segment net sales increased 1.7% while the segment’s sales volumes improved 0.3%.
•Fiscal 2026 operating income increased $18.4 million or 8.3% to $238.7 million due to an increase in gross profit and a favorable year-over-year change in Restructuring, Impairment and Other, which were partially offset by higher SG&A expenses. Gross profit increased $21.6 million driven by our cost savings programs. Restructuring, Impairment and Other items added $16.0 million to fiscal 2026 operating income driven by an $18.5 million gain on the sale of our property in Milpitas, California, the former location of the sauce and dressing facility that we closed in fiscal 2026. In the prior-year period, Restructuring, Impairment and Other items accounted for a net expense of $5.1 million, driven by $4.5 million in restructuring and impairment charges attributed to the Milpitas plant closure plan. SG&A expenses increased $24.4 million, including $14.5 million in Bachan’s acquisition transaction costs and $4.8 million in incremental core SG&A expenses for Bachan’s.
•Note that fiscal 2025 income before income taxes includes the impact of a $14.0 million noncash settlement charge resulting from our decision to terminate all the Corporation’s legacy pension plans.
•Net income and net income per common share (fully diluted) increased 14.5% and 15.0%, respectively, as impacted by the factors described above.
•Fiscal 2026 cash flows from operating activities reached a record-high $283.8 million, and we completed the year with a cash balance of $25.1 million and outstanding debt of $200 million after acquiring Bachan’s for approximately $400 million.
•Return on beginning shareholders’ equity was 19.2%. Return on capital was 17.9%.
•The company paid cash dividends to shareholders totaling a record-high $108.8 million and repurchased $36.3 million of common stock.
Executive Compensation Program Philosophy and Objectives
The primary objective of our key executive compensation program is to reward our NEOs for their efforts in:
•attaining market or above-market financial results;
•achieving our strategic goals; and
•increasing long-term shareholder value.

The Marzetti Company	20	2026 Proxy Statement

As a result, our executive compensation philosophy is focused on “pay for performance.”
For the Corporation, a “pay for performance” philosophy means providing competitive compensation outcomes when performance meets our expectations, but also realizing that results above or below our expectations may result in above-market or below-market compensation outcomes. To further this philosophy, we have designed our executive compensation program to:
•motivate our NEOs to achieve superior financial and operational performance;
•align our NEOs’ compensation interests with our goal of creating long-term shareholder value; and
•attract and retain key executive talent.
We believe our executive compensation program should promote long-term shareholder value and should not be overly influenced by the short-term performance of our stock. In our experience, salary, annual cash incentive awards and long-term equity-based awards, as the primary elements of our executive compensation program, are the best vehicles to align our executives’ interests with our goal of promoting long-term shareholder value. We also understand our executive compensation programs provide a starting point, or baseline of comparison, for the compensation we pay to our other employees. For this reason, we believe our executive compensation program should strike an appropriate balance among rewards, incentives and expectations.
Executive Compensation Program Overview

					% OF FY26 PAY MIX

Element	Form	Purpose	Metrics	Time-Period	CEO	Other NEOs

Base Salary	Cash	To attract and retain and to provide a steady source of annual cash income	—	1-Year	18%	36%

Annual Incentive Plan (“AIP”)	Cash	To incentivize for certain annual financial and individual objectives	75% Financial (70% Adj. Operating Income, 30% Adj. Net Sales)	1-Year Performance Period	20%	25%

			25% Personal

Long-Term Incentive Plan (“LTIP”)	Performance Share Units (“PSUs”)	To incentivize for certain long-term financial performance objectives and drive long-term shareholder value	27.5% Net Sales Growth	3-Year Performance Period	62%	39%

			27.5% Relative Total Shareholder Return (“rTSR”) vs. S&P 1500 Packaged Foods & Meats Index	3-Year Performance Period

	Restricted Stock Units (“RSUs”)	To align executives’ interests with shareholders and promote retention	45% Time-based	3-Year Cliff Vest

The above data in the Pay Mix columns shows that most of the compensation provided to Mr. Ciesinski and the other NEOs is annual and long-term incentives, which we think serves to focus their attention on achieving strong financial and long-term shareholder returns.

The Marzetti Company	21	2026 Proxy Statement

We have developed a series of “What We Do” and “What We Don’t Do” principles in connection with our executive compensation program. These principles are summarized in the table below.
Executive Compensation Practices at a Glance

What We Do	What We Don’t Do
•DO align pay with performance by linking incentive compensation to the achievement of performance goals tied to the Corporation’s strategic objectives and financial metrics	•NO guaranteed cash incentives, equity compensation or salary increases
•DO conduct annual compensation review and approval of our compensation philosophy and strategy	•NO compensation or incentives that encourage unnecessary or excessive risk taking
•DO cap payouts for annual incentive and performance-based equity awards at 200% of target	•NO acceleration of PSUs without regard to performance goals
•DO maintain robust stock ownership guidelines for executive officers and directors	•NO executive pension plans or post-retirement health coverage for our NEOs
•DO require double-trigger change-in-control vesting provisions	•NO single trigger acceleration of equity awards upon a change-in-control
•DO pay a substantial portion of executive compensation in the form of at-risk equity grants	•NO significant or excessive perquisites for NEOs
•DO appoint a Compensation Committee consisting solely of independent directors	•NO pledging our securities by directors, executive officers or other employees as collateral for a loan
•DO use an independent compensation consultant engaged by our Compensation Committee	•NO hedging or derivative transactions by our directors, NEOs or other employees involving our securities
•DO have a majority of executive compensation at risk based on corporate performance	•NO tax gross ups
While these broad concepts generally govern our executive compensation program, we also account for specific factors particular to each executive officer when making individual compensation decisions, which we describe in detail below. These factors include the executive’s range of responsibilities and related performance measures and other individual factors affecting each executive’s performance. We also engage in an annual competitive compensation review of our executive compensation levels relative to amounts paid to executive officers with similar responsibilities in similarly situated companies, but we do not specifically benchmark compensation against percentiles or ranges of compensation provided by such companies.
At our 2025 Annual Meeting, our executive compensation program received approval from 97.1% of our shareholders casting votes on the matter, indicating strong shareholder support for the Compensation Committee’s executive compensation decisions and policies. There are many factors contributing to the Compensation Committee’s decision on whether to make significant changes to our compensation mix, including shareholder approval, peer group actions, target pay levels, performance metrics, and other compensation policies. The Compensation Committee will continue to consider results from future shareholder advisory votes in its ongoing evaluation of our executive compensation programs and practices.

The Marzetti Company	22	2026 Proxy Statement

Compensation Administration and Consultant
The Compensation Committee reviews and determines the compensation for our NEOs. The compensation we paid our NEOs for fiscal 2026 is disclosed in detail in the tables and narratives below under the heading “Executive Compensation.” Our Compensation Committee is also responsible for, among other duties, structuring and administering the compensation programs and plans in which our NEOs participate.
During fiscal 2026, the Compensation Committee retained the services of an independent executive compensation consultant, Pay Governance LLC (“Pay Governance”). Pay Governance reports directly to the Compensation Committee and did not provide any other types of service to the Corporation during fiscal 2026. The Compensation Committee believes there were no conflicts of interest between Pay Governance and the Compensation Committee during fiscal 2026. In reaching this conclusion, the Compensation Committee considered the compensation consultant independence factors set forth in Rule 10C-1(b)(4) of the Exchange Act.
Pay Governance provides independent compensation advisory services to the Compensation Committee to fulfill the obligations outlined in its Charter.
Executive Compensation Peer Group
Over time, the Compensation Committee has worked to include peer companies with the following characteristics:
•annual revenues, market cap, and enterprise value within a reasonable range of the Corporation; and
•companies primarily competing in the Packaged Foods and Meats category and other related categories.
For fiscal 2026, we used the following peer group (the “2026 Peer Group”) to determine competitive pay levels for input into the Compensation Committee’s decision-making process:

B&G Foods, Inc.	Cal-Maine Foods, Inc.
Flowers Foods, Inc.	J&J Snack Foods Corp.
John B. Sanfilippo & Son, Inc.	Lamb Weston Holdings, Inc.
McCormick & Company, Incorporated	Post Holdings, Inc.
SunOpta Inc.	The Hain Celestial Group, Inc.
The Simply Good Foods Company	Tootsie Roll Industries, Inc.
Treehouse Foods, Inc.	Utz Brands, Inc.
WK Kellogg Co
Sovos Brands was removed for fiscal 2026 following its acquisition by Campbell Soup Company.
As of the date on which the 2026 Peer Group was evaluated for purposes of providing input with respect to fiscal 2026 compensation, our Corporation had the following financial characteristics compared to the Peer Group: our net sales were at the 48th percentile; market cap was at the 76th percentile; and total enterprise value was at the 73rd percentile. Total enterprise value is defined as market cap plus long-term debt, less cash.

The Marzetti Company	23	2026 Proxy Statement

Compensation Processes, Procedures and Comparison to Peer Group
Generally, our Compensation Committee establishes salaries for the current fiscal year and annual cash incentive award payouts for the prior fiscal year at its regularly scheduled August meeting. Historically, at this meeting, our Compensation Committee reviews the elements of each NEO’s total compensation during the previous fiscal year. Our CEO then makes compensation recommendations to our Compensation Committee with respect to the members of senior management who report to him, but those executives are not present in the meeting during compensation deliberations.
The Compensation Committee Chairperson then makes compensation recommendations in executive session to our Compensation Committee with respect to our CEO, who is absent from the meeting at that time. Our Compensation Committee also reviews our NEOs’ compensation along with that offered to executive officers employed by companies in our peer group, as prepared by Pay Governance.
Our Compensation Committee may accept or adjust the recommendations it receives in establishing the final compensation for each NEO. In general, when setting each component of compensation for our NEOs, our Compensation Committee considers the following performance factors:
•our previous year’s operating results and achievement of our performance objectives;
•the relative value of the executive’s unique skills, competencies and institutional knowledge, including time in current position;
•the executive’s performance of his or her responsibilities; and
•the executive’s contribution toward our long-term strategic objectives and our goal of creating long-term shareholder value.
We believe the total target compensation for our NEOs for fiscal 2026 was in line with market compensation paid for executives holding similar positions in our 2026 Peer Group based on the Compensation Committee’s general understanding of current compensation practices in our competitive market.
Primary Elements of Compensation
As noted, we have established executive compensation objectives primarily focused on helping to create long-term shareholder value. We believe we can best achieve our executive compensation program objectives by offering competitive short-term cash compensation combined with appropriate long-term equity-based compensation tied to our operating results and our achievement of incremental shareholder value. To this end, the primary elements of our executive compensation program are salary, annual cash incentive awards and long-term equity-based incentive awards, which are described in detail below. Generally, we look at our NEOs’ compensation arrangements in total when establishing salaries, annual cash incentive awards and long-term equity incentive awards.
Salaries. We provide our NEOs with annual salaries to attract and retain the executives. We establish salaries to reward our NEOs for their overall level of expertise, responsibilities, experience and other factors unique to each individual executive officer, as determined by our Compensation Committee.
For fiscal 2026, the amount of each continuing NEO’s salary increase expressed as a percentage of such officer’s fiscal 2025 salary was as follows: Mr. Ciesinski, 2.6%; Mr. Pigott, 4.2%; Ms. Berman, 0.7%; Ms. Bird, 6.1%; and Mr. Viso, 3.0%. The salary increases were effective as of July 1, 2025, the beginning of the 2026 fiscal year. The lower salary increase for Ms. Berman reflects the impact of her April 2025 start date.

The Marzetti Company	24	2026 Proxy Statement

Annual Cash Incentive Awards. We also provide our NEOs with annual cash incentive awards based on the 2026 AIP designed to motivate them to help achieve our annual financial goals. The annual cash incentive award represents a performance-based, variable and “at-risk” cash component of compensation for each NEO. Under this program, our NEOs were each provided the opportunity to earn an annual cash incentive payment for fiscal 2026 based on achievement of certain financial and individual objectives. We granted these awards to our NEOs because of their overall responsibilities for achieving annual financial and operating results and driving the creation of long-term shareholder value. An annual cash incentive payment, if earned, is made early in the following fiscal year. Annual cash incentive payments earned by our NEOs for fiscal 2026 appear in the “Non-Equity Incentive Plan Compensation” column of our 2026 Summary Compensation Table.
The target 2026 AIP, expressed as a percentage of salary, was as follows for each NEO:
•Mr. Ciesinski – 125% of salary
•Mr. Pigott – 80% of salary
•Ms. Berman – 70% of salary
•Ms. Bird – 70% of salary
•Mr. Viso – 70% of salary
The 2026 AIP provided rewards for the achievement of two key financial metrics: Adjusted Net Sales and Adjusted Operating Income and personal objectives developed for each NEO. Adjusted Net Sales and Adjusted Operating Income are non-GAAP financial measures. See Appendix A for additional information on these non-GAAP measures, as well as reconciliations to reported net sales and reporting operating income, respectively, under GAAP. The financial performance metrics were weighted as 75% of the total incentive and the achievement of personal objectives was weighted as 25%.
All participants have a significant weighting in consolidated financial outcomes, which promotes teamwork and cooperation across business units and with the corporate functional groups. The personal objectives are designed to drive personal responsibilities, and most personal objectives, if achieved, are expected to have a positive impact on current and future financial outcomes.
Adjusted Operating Income is weighted 70% and Adjusted Net Sales is weighted 30%, reflecting the importance our Compensation Committee places on each metric. At the beginning of the 2026 fiscal year, the Compensation Committee set the following targets, thresholds and maximums for corporate Adjusted Net Sales and Adjusted Operating Income:
FISCAL YEAR 2026 CORPORATE AIP PERFORMANCE METRICS ($ IN MILLIONS)

	Adjusted Net Sales	Percentage of Target	Adjusted Operating Income	Percentage of Target
	($)	(%)	($)	(%)

Threshold	1,837.2	95	214.5	90
Target	1,933.9	100	238.4	100
Maximum	2,030.6	105	262.2	110
Payouts to our NEOs are 20% of target opportunities at threshold and 200% at maximum.

The Marzetti Company	25	2026 Proxy Statement

When establishing these performance goals, the Committee considered the 2026 fiscal year business plan, peer company historical and projected performance, and micro/macro economic conditions to ensure that the target performance goals were rigorous and the maximum performance goals represented a reasonable degree of stretch performance. At the time the Compensation Committee set the above performance metrics and targets for payouts to our NEOs, it also determined to make certain adjustments to the Corporation’s net sales and operating income, as reported under United States generally accepted accounting principles, to account for unplanned activities and unusual costs not associated with the results of operations. Such adjustments were made in fiscal 2026 for net sales from a temporary supply agreement in connection with an acquisition; net sales and operating loss attributed to Bachan’s, which was acquired May 1, 2026; restructuring, impairment and other, net; and acquisition-related SG&A expenses. The Compensation Committee felt these adjustments were appropriate as they were not included in the fiscal 2026 net sales and operating income goals.
FISCAL YEAR 2026 ADJUSTED FINANCIAL RESULTS ($ IN MILLIONS)

Performance Measure		Corporate	Percentage of Target
		($)	(%)

Net Sales:	Reported FY 2026 Results	1,929.8
	Adjusted Net Sales for 2026 AIP Purposes (1)	1,894.0	97.9
Operating Income:	Reported FY 2026 Results	238.7
	Adjusted Operating Income for 2026 AIP Purposes (1)	237.9	99.8
(1)The Compensation Committee excluded Bachan’s operating results for purposes of calculating 2026 AIP performance measures. Therefore, Adjusted Net Sales and Adjusted Operating Income for purposes of AIP are non-GAAP financial measures that do not align with our Form 10-K Adjusted Net Sales and Adjusted Operating Income. See Appendix A for additional information on these non-GAAP measures, as well as reconciliations to reported net sales and reporting operating income, respectively, under GAAP.
We compared these adjusted results to the thresholds, targets and maximums set previously and accounted for the various weighting factors related to the 2026 AIP, including:
•the weighting between operating income and net sales (70%/30%, respectively); and
•the overall weighting between financial and personal performance factors (75%/25%, respectively).
Specifically, the above outcomes resulted in a payout on Adjusted Net Sales of 67.0% of target and a payout on Adjusted Operating Income of 98.4% of target. Overall financial performance was 89.0% of target.
We then calculated a personal performance outcome for each of our NEOs participating in the 2026 AIP. This personal performance outcome was based on objective criteria designed to support our overall financial goals and was weighted at 25% of the total annual incentive opportunity. In general, payout opportunities for personal performance lie between 0% at minimum, 20% at threshold and 200% at maximum, identical to the financial performance payout opportunities. For fiscal 2026, the personal performance outcomes for our NEOs ranged from 90% to 110%.
Finally, we added the financial and personal performance factors together and multiplied by each NEO’s total target incentive to derive a total annual incentive payout for the 2026 AIP. We believe the outcomes fairly represent the financial performance of the Corporation and the achievements of our NEOs in achieving their personal performance goals and objectives. As a result of this performance, Mr. Ciesinski received a total annual incentive payout of $1,146,750; Mr. Pigott received a total annual incentive payout of $483,548; Ms. Berman received a total annual incentive payout of $336,703; Ms. Bird received a total annual incentive payout of $350,851; and Mr. Viso received a total annual incentive payout of $339,735.

The Marzetti Company	26	2026 Proxy Statement

Long-Term Equity-Based Incentive Awards. Our fiscal 2026 long-term incentive plan (“2026 LTIP”) reflects the following objectives:
•Drive performance;
•Correlate with shareholder value creation;
•Promote retention; and
•Ensure a competitive compensation design and reward structure.
The current long-term equity-based incentive program consists of PSUs and time-based RSUs. The PSUs are earned based on two financial/shareholder performance measures calculated after a three-year performance period:
•Net sales growth; and
•Relative total shareholder return (“rTSR”) versus the S&P 1500 Packaged Foods & Meats Index.
The PSUs and RSUs are designed to meet the following major objectives:
•PSUs – net sales growth – to drive long-term increases in the Corporation’s net sales over a three-year performance period which, in turn, are thought to drive increases in long-term shareholder value
•PSUs – rTSR – to focus attention on achieving long-term total shareholder returns over a three-year measurement period in excess of those achieved by competitors which may represent alternative investments for shareholders
•RSUs – to promote retention for senior executives driven by a three-year cliff vesting period
The performance period for the 2026 PSUs noted above covers our 2026-2028 fiscal years, or July 1, 2025 – June 30, 2028. The vesting period for the time-based RSUs starts on the date of grant, August 12, 2025, and ends with cliff vesting on August 12, 2028. The relative weightings of each of the three instruments are as follows:
•Performance-based PSUs: 55% of total 2026 LTIP value
◦Net sales growth – 27.5% of total 2026 LTIP value
◦rTSR – 27.5% of total 2026 LTIP value
•Time-based RSUs: 45% of total 2026 LTIP value
Consistent with the practice initiated in fiscal 2022, the 2026 LTIP awards were granted in August 2025, shortly after the start of the fiscal year.
The 2026 LTIP grants were made to Mses. Berman and Bird along with Messrs. Ciesinski, Pigott and Viso under our 2015 Omnibus Incentive Plan previously approved by our shareholders. The Compensation Committee made the 2026 LTIP grants as follows:

	PERFORMANCE SHARE VALUES AND UNITS				TIME-BASED RESTRICTED STOCK VALUES AND UNITS		Total Grant Value

	Net Sales Growth		rTSR
Name	($)	(#)	($)	(#)	($)	(#)	($)

Mr. Ciesinski	962,494	5,325	962,525	4,192	1,575,055	8,714	3,500,074
Mr. Pigott	247,447	1,369	247,519	1,078	405,061	2,241	900,027
Ms. Berman	137,551	761	137,536	599	225,034	1,245	500,121
Ms. Bird	137,551	761	137,536	599	225,034	1,245	500,121
Mr. Viso	137,551	761	137,536	599	225,034	1,245	500,121

The Marzetti Company	27	2026 Proxy Statement

PSUs based on net sales growth and the time-based RSUs had a grant-date fair value of $180.75, the closing price on August 12, 2025. The rTSR PSUs had a grant-date fair value of $229.61 (based on a Monte Carlo simulation). The grant-date fair value is used to determine the number of PSUs and RSUs to grant based on the overall grant value for each employee.
PSUs generally vest in full at the end of the three-year performance period based on achievement of the applicable performance goals and continued employment through the end of the performance period, subject to certification of performance by the Compensation Committee and earlier pro-rata vesting for retirement-eligible employees. The PSUs will also vest immediately upon death or disability at target performance level. Once settled, the shares underlying vested PSUs may be traded in the same manner as other shares.
RSUs generally vest in full on the third anniversary of the grant date, subject to earlier vesting for retirement-eligible employees. The RSUs will also vest earlier upon death or disability or in such other circumstances as may be approved by the administrator. Once settled, the shares underlying vested RSUs may be traded in the same manner as other shares.
Upon a change in control of the Corporation, PSUs and RSUs will vest immediately if they are not assumed or replaced with a qualifying replacement award. If a qualifying replacement award is provided by the acquiring or surviving company, it must include accelerated vesting if the grantee’s employment is terminated by the Corporation other than for cause within 24 months following the change in control.
Each recipient of PSUs and RSUs will be credited with dividend equivalents during the vesting period and are subject to the same vesting and forfeiture conditions as the related units. Dividend equivalents will be accrued on the units but will only be paid on earned and vested shares to the recipients at the time of vesting.
In the Compensation Committee’s view, the amounts awarded in fiscal 2026 were appropriate to retain executive talent and provide incentives for our executives to create long-term shareholder value. Long-term equity awards for Mses. Berman and Bird and Messrs. Ciesinski, Pigott and Viso were based on the Compensation Committee’s desire to retain them and assist them with building significant share ownership going forward.
Payout Under Fiscal 2024 PSU Grants
PSUs granted in fiscal 2024 (“Fiscal 2024 PSUs") vested in August 2026. Fiscal 2024 PSUs were equally divided between rTSR PSUs, which are based on the Corporation’s rTSR versus the S&P 1500 Packaged Foods & Meats Index over a three-year performance period (fiscal 2024-2026), and net sales growth PSUs, which are based on the Corporation’s Adjusted Net Sales in the final year of that performance period. The rTSR PSUs resulted in a payout of 65% of target and the net sales growth PSUs resulted in a payout of 39% of target. Each of the rTSR and net sales goals, results and payouts are described below.
Fiscal 2024 rTSR PSUs: The 2024 rTSR PSU goals are shown in the table below. In order to address any potential pay for performance disconnect, payout for the three-year rTSR is capped at target (100%) should the Corporation’s rTSR be negative over the three-year performance period (regardless of relative performance).

The Marzetti Company	28	2026 Proxy Statement

FISCAL YEAR 2024-2026 LTIP rTSR GOALS

rTSR Ranking	Award Payout as a % of Target

25th Percentile	20%
50th Percentile	100%
75th Percentile	150%
>90th Percentile	200%
The Corporation’s rTSR was -37.99% for the 2024-2026 performance period, which was above the 25th percentile of the S&P 1500 Packaged Foods & Meats Index of -49.11%, resulting in a payout at 65% of the target award.
Fiscal 2024 Net Sales Growth PSUs: The 2024 Net Sales Growth PSU goals are shown in the table below and pertain to Adjusted Net Sales in fiscal 2026, the final year of the 2024-2026 performance period. The target goal was developed based on a 4.0% annual growth rate over the base year.
NET SALES GROWTH PSUs - GOALS ($ IN MILLIONS)

	Adjusted Net Sales	Percentage of Target	Award Payout as a % of Target
	($)	(%)	(%)

Threshold	1,845.1	90	20
Target	2,050.1	100	100
Maximum	2,255.1	110	200
The Corporation’s Adjusted Net Sales of $1,894.0 million in fiscal 2026 were 92.4% of target, resulting in a payout at 39% of the target award. Adjusted Net Sales is a non-GAAP financial measure. See Appendix A for additional information on this non-GAAP measure, as well as a reconciliation to reported net sales under GAAP.
2027 Executive Pay Changes
The Compensation Committee took the following executive pay actions at its August 2026 meeting relative to fiscal 2027:
Salaries. The amount of each NEO’s salary increase for fiscal 2027, expressed as a percentage of such officer’s fiscal 2026 base salary, is as follows: Mr. Ciesinski, 2.5%; Mr. Pigott, 3.0%; Ms. Berman, 1.5%; Ms. Bird, 3.0%; and Mr. Viso, 2.5%. The fiscal 2027 salaries for each of our NEOs became effective on July 1, 2026. The Compensation Committee increased each NEO’s salary based on their performance during fiscal 2026.
2027 Annual Incentive Plan - The Compensation Committee has decided to continue the 2026 AIP for fiscal 2027 (the “2027 AIP”) with no change to the performance metric weightings described below. The 2027 AIP was approved by the Compensation Committee at its August 2026 meeting.
Financial performance metrics under the 2027 AIP will be weighted at 75% of the total with operating income weighted at 70% and net sales at 30%, reflecting what the Compensation Committee and management believe are the relative impacts of the key drivers of long-term shareholder value. Individual performance metrics will be weighted at 25% of the total.
Target incentive opportunities for our NEOs in the 2027 AIP are identical to those in the 2026 AIP, expressed as a percentage of salary. Payouts will range from 0% to 200% of each NEO’s target percentage based on performance against the annual operating plan and the achievement of individual objectives.

The Marzetti Company	29	2026 Proxy Statement

2027 Long-Term Incentive Design – The 2027 long-term incentive design was consistent with 2026.
The 2027 long-term equity-based incentive plan is based on the following vehicles and weightings for our NEOs:
1. 55% PSUs
2. 45% RSUs
RSUs and PSUs vest on the third anniversary of the grant date in accordance with the terms of the award agreements, subject to earlier vesting for retirement-eligible employees. PSUs are based on two performance metrics, with equal weightings, as follows:
1.Relative total shareholder return versus the S&P 1500 Packaged Foods & Meats Index; and
2.Net sales growth over the applicable performance period.
Other Benefits
Our NEOs are also eligible to participate in our employee benefit plans available to all salaried employees, including our 401(k) plans, health insurance plan and group life insurance plan. These other benefits are discussed in detail below. In addition, our NEOs may elect to participate in our deferred compensation program. We also make some post-termination payments and benefits available to our NEOs, as described in detail below. The value of these benefits is reviewed annually by our Compensation Committee but is not generally considered as part of the overall compensation program for purposes of allocating among cash, equity and other compensation.
Perquisites. Perquisites to our NEOs are generally minimal because they do not help to achieve any of our compensation program objectives, including the promotion of long-term shareholder value. We limit the perquisites made available to our NEOs that are not otherwise available to all salaried employees and believe this arrangement is consistent with our “pay for performance” philosophy. During fiscal 2026, we offered our NEOs the following perquisites: life insurance and travel insurance premium payments, financial planning services and payment of certain business-related professional and filing fees. More detailed information about perquisites for fiscal 2026 is presented below in the “All Other Compensation” column of our 2026 Summary Compensation Table.
Executive Deferred Compensation Program. The Marzetti Company Executive Employee 2005 Deferred Compensation Plan (“DCP”) allows our NEOs to defer up to $100,000 of their annual cash compensation in each calendar year for future payment. Under the DCP, amounts deferred by our NEOs are maintained in separate book-entry accounts. Interest on the deferred amounts is credited semi-annually on June 30 and December 31 with an annual rate of interest equal to the prime interest rate reported in the Wall Street Journal on the first business day in January (for the June 30 credit) and July (for the December 31 credit). We do not match amounts that are deferred. Distributions from the DCP are paid upon termination of employment (including death or disability), and the NEO may elect to receive payments in either a lump sum or a series of installments upon termination. We do not fund the DCP and participants have only an unsecured contractual commitment from the Corporation to pay the amounts due. More detailed information about the DCP is presented below in the 2026 Nonqualified Deferred Compensation Table and related narrative.
Health and Welfare Benefits. We provide healthcare, life and disability insurance and other employee benefits programs to our employees, including our NEOs. We believe these benefits are competitive within our peer group and, while not separate incentives by themselves because they do not help to achieve any of our compensation program objectives, are essential and expected parts of any compensation program. Our benefits department is responsible for overseeing the administration of these programs. Our employee benefits programs are provided on a non-discriminatory basis to all eligible employees. These benefits include vacation and personal time, paid holidays, medical and long and short-term disability insurance programs.

The Marzetti Company	30	2026 Proxy Statement

Retirement Benefits
Pension Benefits. We do not provide defined benefit pension arrangements or post-retirement health coverage for our NEOs, as we do not believe that providing these types of benefits to our NEOs helps to achieve any of our compensation program objectives, including the promotion of long-term shareholder value.
401(k) Plan. All of our current NEOs are eligible to participate in The Marzetti Company 401(k) Plan, a tax-qualified defined contribution plan that we refer to as our 401(k) Plan. We believe this benefit is competitive within our peer group and, while not a separate incentive by itself because it does not help to achieve any of our compensation program objectives, it is an essential and expected part of any compensation program. Under the 401(k) Plan, each employee may make pre-tax or Roth contributions, or both, into an individual account, up to 50% of eligible compensation and subject to limits established by the Internal Revenue Service. The Corporation’s matching contribution is equal to 100% of each dollar contributed, up to 4% of the participant’s eligible compensation. Participants who contribute at least 5% of eligible compensation received a company matching contribution of 4.25%. A participant may make partial withdrawals from the 401(k) Plan in the event of financial hardship, for any reason after a participant reaches age 59½, or through a loan. Single lump sum withdrawals are permitted upon an employee’s termination of employment.
For calendar year 2026, the 401(k) Plan limits the annual additions that can be made to an employee’s account to $72,000 per year. Annual additions include matching contributions by the employer and contributions made by the employee. Of those annual additions, the current maximum employee contribution is $24,500 per year and no more than $360,000 of annual compensation may be considered in computing benefits under the 401(k) Plan.
Participants age 50 and over may generally contribute a catch-up contribution of up to $8,000 per year. The catch-up contribution for participants age 60-63 is $11,250. The $72,000 limitation on annual additions and the $24,500 general limitation do not apply to catch-up contributions. Matching contributions from the Corporation that were paid to our NEOs during fiscal 2026 are included in the “All Other Compensation” column of our 2026 Summary Compensation Table.
Employment and Change in Control Agreements
Employment Agreement
Except for Mr. Ciesinski, we do not maintain employment agreements with any of our NEOs. Mr. Ciesinski’s employment agreement was effective as of April 18, 2016, and had an initial term ending June 30, 2019. Thereafter, the employment agreement automatically renews for successive one-year terms, unless earlier terminated pursuant to its terms, or unless either we or Mr. Ciesinski provides timely written notice that the term will not be extended.
In the event Mr. Ciesinski is terminated by us without cause, by us as a result of giving notice of non-extension of the employment agreement, or by Mr. Ciesinski for good reason, then, subject to Mr. Ciesinski signing and not revoking a release of claims against the Corporation, he will receive as severance pay the greater of: (a) continued payment of his base salary for a period of twelve months, plus an amount equal to 80% of his salary in lieu of any annual incentive for the incomplete fiscal year; or (b) the amount due to Mr. Ciesinski under his change in control agreement (see discussion below). Additionally, in the event Mr. Ciesinski’s termination occurs after the completion of our fiscal year but before the payment of his annual incentive, Mr. Ciesinski will be entitled to payment of his earned but unpaid annual incentive for such completed fiscal year.
Mr. Ciesinski’s employment agreement also provides for a clawback of any incentive compensation or other compensation paid to Mr. Ciesinski as required under applicable law, government regulation, stock exchange listing requirement, or our policy.

The Marzetti Company	31	2026 Proxy Statement

Change in Control Agreements
We entered into updated change in control agreements with our executive officers in August 2023. If an executive’s employment is terminated on or within 12 months following a change in control, either by the Corporation without cause, or by the executive for good reason, the executive would be entitled to a lump sum severance payment equal to the sum of: (i) accrued and unpaid salary, accrued and unpaid annual incentive from any prior completed fiscal year, and a pro-rated portion of the executive’s annual incentive for the current fiscal year; (ii) three times the sum of base salary plus target level annual incentive for the current fiscal year for Mr. Ciesinski; or two times the sum of base salary plus target level annual incentive for the current fiscal year for Mr. Pigott, Ms. Berman, Ms. Bird and Mr. Viso; (iii) the sum of the executive’s unvested 401(k) balance; plus two times the aggregate matching contributions payable by the Corporation into the executive’s 401(k) account for the last completed calendar year; and (iv) continued health, dental, long-term disability and life insurance coverage for two years following the executive’s date of termination. Notwithstanding the foregoing, the change in control agreements do not provide for any excise tax gross-up payments and provide that the executive’s change in control payments thereunder would be reduced by the minimum amount necessary to avoid penalties under Section 4999 of the Internal Revenue Code.
Share Ownership Guidelines
The Board adopted the following revised share ownership guidelines in 2017 to further align the interests of the Corporation’s NEOs and the Corporation’s shareholders:

Named Executive Officers	Share Ownership Guideline

CEO (Mr. Ciesinski)	6x annual base salary
Chief Financial Officer (Mr. Pigott)	2x annual base salary
Other NEOs (Ms. Berman, Ms. Bird and Mr. Viso)	1x annual base salary
All restricted stock awards and restricted stock units are counted toward an executive’s personal holdings for the purpose of determining whether the executive has met the share ownership guidelines, but other equity awards (including stock appreciation rights and PSUs) are not. Each NEO to whom this policy applies shall have until the later of five years from the date of adoption of this policy or five years from the date such NEO becomes subject to this policy to achieve the applicable guideline level of ownership. All of our current executive officers have met the applicable guideline.
Insider Trading, Hedging and Pledging Policies
Our Insider Trading Policy prohibits all directors and employees from short-selling common shares of the Corporation or engaging in transactions involving Corporation-based derivative securities, including, but not limited to, trading in Corporation-based option contracts (for example, buying and/or writing puts and calls). Hedging transactions, such as zero-cost collars and forward sale contracts, that permit a director or employee to own securities of the Corporation without the full risks and rewards of ownership are prohibited. This does not prohibit the exercise of options, stock appreciation rights, or other derivative securities received through Corporation-sponsored equity incentive plans.
Our Insider Trading Policy also prohibits pledging Corporation securities as collateral for a loan. In addition, our Insider Trading Policy prohibits our directors, officers and employees from purchasing or selling Corporation securities while in possession of material, non-public information, except through use of stock trading plans that may be adopted pursuant to Rule 10b5-1 of the Exchange Act. Rule 10b5-1 allows insiders to sell and diversify their holdings in our common shares over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about the Corporation and thereafter sell our common shares in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about the Corporation at the time of the sale.

The Marzetti Company	32	2026 Proxy Statement

Recoupment of Incentive Payments
We have adopted a clawback policy effective as of October 2, 2023 that complies with the Nasdaq’s clawback rules promulgated under the SEC’s Rule 10D-1. Under this policy, the Compensation Committee must seek payment of incentive-based compensation, such as cash payments under our annual incentive plan or long-term equity-based incentive awards, that was paid to our executive officers based on financial statements that were subsequently restated. The policy provides that if the Compensation Committee determines that there has been a material restatement of publicly issued financial results from those previously issued to the public, the Compensation Committee will review all incentive-based compensation made to executive officers during the three-year period prior to the restatement. If such payments would have been lower had they been calculated based on such restated results, our Compensation Committee will recoup the payments in excess of the amount that would have been received had it been determined based on the restated amounts.
Additionally, the Sarbanes-Oxley Act of 2002 subjects incentive-based compensation and stock sale profits of our CEO and Chief Financial Officer to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of their misconduct, with any financial reporting requirement under securities laws.
Compensation-Related Risk Assessment
In 2026, the Compensation Committee reviewed and discussed the structure of our compensation program from the point of view of assessing whether any aspect of the program could potentially be expected to provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term shareholder value. The Compensation Committee assessed our incentive-based compensation plans (including the annual and long-term incentive programs) and our compensation practices. Further, the Compensation Committee discussed the structure of the compensation program with the Chairman.
Based on our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place, informal input from Pay Governance, discussions with the Chairman, as well as the Compensation Committee’s formal review and discussion, the Compensation Committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Corporation.

The Marzetti Company	33	2026 Proxy Statement

Executive Compensation
2026 Summary Compensation Table
The following table summarizes compensation earned during the 2026, 2025 and 2024 fiscal years by our NEOs:

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
		$(1)	$	$(2)	$(3)	$		$
(a)	(b)	(c)	(d)	(e)	(g)	(i)		(j)

David A. Ciesinski President and CEO	2026	1,000,000	—	3,500,074	1,146,750	96,507	(4)	5,743,331
	2025	975,000	—	3,000,112	1,292,363	110,885		5,378,360
	2024	935,000	—	2,850,173	1,520,404	110,037		5,415,614

Thomas K. Pigott Chief Financial Officer, Vice President and Assistant Secretary	2026	650,000	—	900,027	483,548	51,111	(5)	2,084,686
	2025	624,000	—	800,229	549,320	51,764		2,025,313
	2024	599,000	—	700,018	677,589	52,331		2,028,938

Tanya Berman Former President, Retail Division(6)	2026	539,000	—	500,121	336,703	35,283	(7)	1,411,107
	2025	104,942	150,000	499,921	99,280	207,332		1,061,475

Kristin J. Bird President, Foodservice Division	2026	539,000	—	500,121	350,851	45,560	(8)	1,435,532
	2025	508,000	—	499,811	367,299	44,371		1,419,481
	2024	479,000	—	425,001	474,114	45,162		1,423,277

Luis Viso Chief Supply Chain Officer	2026	515,000	—	500,121	339,735	29,869	(9)	1,384,725
	2025	500,000	—	449,907	361,515	28,315		1,339,737
	2024	479,000	—	359,930	474,114	19,325		1,332,369
(1)The amounts shown in this column represent salary earned in each fiscal year. The amounts shown in this column for 2026 include amounts deferred by our NEOs under our nonqualified DCP, which is further discussed above under “Compensation Discussion and Analysis” and below in the “2026 Nonqualified Deferred Compensation Table” and accompanying narrative.
(2)The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, of the restricted stock awards, RSUs and PSUs granted during the reported years. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2026, those assumptions can be found in footnote 10 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026. The grant date fair value of PSUs awarded in fiscal 2026, assuming the achievement of the performance conditions at the maximum level for the three-year performance period, is: $3,850,038 for Mr. Ciesinski; $989,933 for Mr. Pigott; $550,175 for Ms. Berman; $550,175 for Ms. Bird and $550,175 for Mr. Viso. See the “2026 Grants of Plan-Based Awards Table” below for additional information regarding the RSUs and PSUs awarded in fiscal 2026.
(3)The amounts shown in this column for 2026 represent amounts computed for fiscal 2026 performance under our AIP. As discussed under “Compensation Discussion and Analysis” above, these amounts were based on our achievement of certain financial and personal objectives. See “Compensation Discussion and Analysis” for more information about our AIP.
(4)This amount consists of (A) $780 in life insurance premium payments, (B) $61,648 in dividends on unvested restricted stock awards and (C) $34,079 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) payment for financial planning services.
(5)This amount consists of (A) $780 in life insurance premium payments, (B) $15,606 in dividends on unvested restricted stock awards and (C) $34,725 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) payment for financial planning services.
(6)Ms. Berman was appointed as an executive officer of the Corporation on April 21, 2025 and is no longer serving in that capacity effective October 6, 2026.

The Marzetti Company	34	2026 Proxy Statement

(7)This amount consists of (A) $780 in life insurance premium payments, (B) $11,634 in dividends on unvested restricted stock awards and (C) $22,869 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan and (ii) payment of travel insurance premiums.
(8)This amount consists of (A) $780 in life insurance premium payments, (B) $9,589 in dividends on unvested restricted stock awards and (C) $35,191 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) payment for financial planning services.
(9)This amount consists of (A) $507 in life insurance premium payments, (B) $14,216 in dividends on unvested restricted stock awards and (C) $15,146 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan and (ii) payment of travel insurance premiums.

The Marzetti Company	35	2026 Proxy Statement

2026 Grants of Plan-Based Awards Table
The following table shows all plan-based awards granted to our NEOs during fiscal 2026.

Name	Grant Date	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS				All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

		Threshold	Target	Maximum	Threshold	Target		Maximum
		($)	($)(1)	($)	(#)	(#)		(#)	(#)		(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)	(k)	(l)

David A. Ciesinski	—	250,000	1,250,000	2,500,000	—	—		—	—		—	—	—
	8/12/25	—	—	—	1,065	5,325	(2)	10,650	—		—	—	962,494
	8/12/25	—	—	—	838	4,192	(3)	8,384	—		—	—	962,525
	8/12/25	—	—	—	—	—		—	8,714	(4)	—	—	1,575,055

Thomas K. Pigott	—	104,000	520,000	1,040,000	—	—		—	—		—	—	—
	8/12/25	—	—	—	274	1,369	(2)	2,738	—		—	—	247,447
	8/12/25	—	—	—	216	1,078	(3)	2,156	—		—	—	247,519
	8/12/25	—	—	—	—	—		—	2,241	(4)	—	—	405,061

Tanya Berman	—	75,400	377,000	754,000	—	—		—	—		—	—	—
	8/12/25	—	—	—	152	761	(2)	1,522	—		—	—	137,551
	8/12/25	—	—	—	120	599	(3)	1,198	—		—	—	137,536
	8/12/25	—	—	—	—	—		—	1,245	(4)	—	—	225,034

Kristin J. Bird	—	75,400	377,000	754,000	—	—		—	—		—	—	—
	8/12/25	—	—	—	152	761	(2)	1,522	—		—	—	137,551
	8/12/25	—	—	—	120	599	(3)	1,198	—		—	—	137,536
	8/12/25	—	—	—	—	—		—	1,245	(4)	—	—	225,034

Luis Viso	—	72,200	361,000	722,000	—	—		—	—		—	—	—
	8/12/25	—	—	—	152	761	(2)	1,522	—		—	—	137,551
	8/12/25	—	—	—	120	599	(3)	1,198	—		—	—	137,536
	8/12/25	—	—	—	—	—		—	1,245	(4)	—	—	225,034

(1)As we described in “Compensation Discussion and Analysis” above, under our AIP, Mses. Berman and Bird along with Messrs. Ciesinski, Pigott and Viso each receive a fiscal year incentive opportunity, the amount of which is primarily determined by applying a weighted percentage rate to certain financial targets for the entire Corporation for each NEO, and certain personal performance targets, each as further described in “Compensation Discussion and Analysis” above. Payouts to the NEOs are 20% at threshold and 200% at maximum.
Target amounts for annual cash incentive awards are established under our 2026 AIP as a percentage of base salary and calculated based on the Corporation’s net sales and operating income, along with the achievement of personal performance goals. The amounts reflected in column (d) of the above table for Messrs. Ciesinski, Pigott and Viso along with Mses. Berman and Bird represent the estimated possible payout for fiscal 2026 based on fiscal 2026 targeted performance, as required by applicable guidance. These amounts are not indicative of the actual amounts Messrs. Ciesinski, Pigott and Viso along with Mses. Berman and Bird received under the 2026 AIP for the reasons explained above in “Compensation Discussion and Analysis.”
The total annual cash incentive payments for our NEOs in fiscal 2026 made pursuant to our 2026 AIP were determined by our Compensation Committee in August 2026 based on the Corporation’s performance and are reflected in column (g) of our 2026 Summary Compensation Table above. For more information about our 2026 AIP, see “Compensation Discussion and Analysis” above.

The Marzetti Company	36	2026 Proxy Statement

(2)These amounts represent PSUs that were granted on August 12, 2025 pursuant to our 2015 Omnibus Incentive Plan and will be earned based on the performance metric of net sales growth over a three-year period. The PSUs are expected to vest on August 12, 2028 subject to the achievement of this performance metric. The grant date fair value per unit was $180.75.
(3)These amounts represent PSUs that were granted on August 12, 2025 pursuant to our 2015 Omnibus Incentive Plan and will be earned based on the performance metric of relative total shareholder return over a three-year period. The PSUs are expected to vest on August 12, 2028 subject to the achievement of this performance metric. The grant date fair value per unit was $229.61, which was measured using a Monte Carlo simulation.
(4)These amounts represent RSUs that were granted on August 12, 2025 pursuant to our 2015 Omnibus Incentive Plan. The RSUs are expected to fully vest on August 12, 2028. The grant date fair value per share was $180.75.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
None of our NEOs is a party to an employment agreement with the Corporation except Mr. Ciesinski. Mr. Ciesinski, Mr. Pigott, Ms. Berman, Ms. Bird and Mr. Viso were party to Key Employee Change in Control Agreements with the Corporation. For more information about these agreements, see “Compensation Discussion and Analysis — Employment and Change in Control Agreements” above and the disclosure below under “Potential Payments Upon Termination or Change in Control.” For more information about the other compensation arrangements in which our NEOs participate and the proportion of our NEOs’ total compensation represented by base salary and annual cash incentive payments or discretionary bonuses, also see “Compensation Discussion and Analysis” above.

The Marzetti Company	37	2026 Proxy Statement

Outstanding Equity Awards at 2026 Fiscal Year-End Table
The following table shows all outstanding equity awards held by our NEOs at the end of fiscal 2026.

	OPTION AWARDS						STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)

David A. Ciesinski	—		—	—	—	—	6,943	(2)	792,613	—		—
	—		—	—	—	—	6,981	(3)	796,951	—		—
	—		—	—	—	—	8,714	(4)	994,790	—		—
	—		—	—	—	—	—		—	8,126	(6)	927,664
	—		—	—	—	—	—		—	4,576	(7)	522,396
	—		—	—	—	—	—		—	1,903	(8)	217,247
	—		—	—			22,638		2,584,354	14,605		1,667,307

Thomas K. Pigott	2,689	(1)	—	—	177.99	Feb 23, 2028	—		—	—		—
	—		—	—	—	—	1,705	(2)	194,642	—		—
	—		—	—	—	—	1,862	(3)	212,566	—		—
	—		—	—	—	—	2,241	(4)	255,833	—		—
	—		—	—	—	—	—		—	1,996	(6)	227,863
	—		—	—	—	—	—		—	1,221	(7)	139,389
	—		—	—	—	—	—		—	490	(8)	55,939
	2,689		—	—			5,808		663,041	3,707		423,191

Tanya Berman	—		—	—	—	—	2,983	(5)	340,539	—		—
	—		—	—	—	—	1,245	(4)	142,129	—		—
	—		—	—	—	—	—		—	272	(8)	31,051
	—		—	—			4,228		482,668	272		31,051

Kristin J. Bird	1,792	(1)	—	—	177.99	Feb 23, 2028	—		—	—		—
	—		—	—	—	—	1,035	(2)	118,156	—		—
	—		—	—	—	—	1,163	(3)	132,768	—		—
	—		—	—	—	—	1,245	(4)	142,129	—		—
	—		—	—	—	—	—		—	1,212	(6)	138,362
	—		—	—	—	—	—		—	762	(7)	86,990
	—		—	—	—	—	—		—	272	(8)	31,051
	1,792		—	—			3,443		393,053	2,246		256,403

Luis Viso	—		—	—	—	—	877	(2)	100,118	—		—
	—		—	—	—	—	1,047	(3)	119,526	—		—
	—		—	—	—	—	1,245	(4)	142,129	—		—
	—		—	—	—	—	—		—	1,026	(6)	117,128
	—		—	—	—	—	—		—	686	(7)	78,314
	—		—	—	—	—	—		—	272	(8)	31,051
	—		—	—			3,169		361,773	1,984		226,493

The Marzetti Company	38	2026 Proxy Statement

(1)These stock-settled stock appreciation rights were granted on February 23, 2021 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vested ratably over a three-year period beginning on February 23, 2022, can be exercised for up to seven years from the date of grant and are fully vested.
(2)These shares of restricted stock awards were granted on August 15, 2023 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock awards fully vested on August 15, 2026.
(3)These shares of restricted stock awards were granted on August 13, 2024 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock awards are expected to fully vest on August 13, 2027.
(4)These RSUs were granted on August 12, 2025 pursuant to our 2015 Omnibus Incentive Plan. These RSUs are expected to fully vest on August 12, 2028.
(5)These shares of restricted stock awards were granted on May 13, 2025 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock awards are expected to vest no later than May 13, 2027.
(6)These PSUs were granted on August 15, 2023 pursuant to our 2015 Omnibus Incentive Plan and have a three-year performance period from July 1, 2023 – June 30, 2026. Based on actual performance to date, the net sales growth PSU amounts presented herein reflect the target number of PSUs awarded and the rTSR PSU amounts presented herein reflect the target number of PSUs awarded. These PSUs vested in August 2026, and actual payouts were 39% of target for net sales growth PSUs and 65% of target for rTSR PSUs.
(7)These PSUs were granted on August 13, 2024 pursuant to our 2015 Omnibus Incentive Plan and have a three-year performance period from July 1, 2024 – June 30, 2027. The actual number of shares that may be earned range from 0% to 200% and are based on the performance metrics of net sales growth and relative total shareholder return. The net sales growth PSU amounts presented herein reflect the threshold number of PSUs awarded as performance is based on net sales for a future fiscal year, and the relative total shareholder return PSU amounts presented herein reflect the target number of PSUs awarded based on actual performance to date.
(8)These PSUs were granted on August 12, 2025 pursuant to our 2015 Omnibus Incentive Plan and have a three-year performance period from July 1, 2025 – June 30, 2028. The actual number of shares that may be earned range from 0% to 200% and are based on the performance metrics of net sales growth and relative total shareholder return. The net sales growth PSU amounts presented herein reflect the threshold number of PSUs awarded as performance is based on net sales for a future fiscal year, and the relative total shareholder return PSU amounts presented herein reflect the threshold number of PSUs awarded based on actual performance to date.

The Marzetti Company	39	2026 Proxy Statement

2026 Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
	(#)(1)	($)(1)	(#)(2)		($)(2)
(a)	(b)	(c)	(d)		(e)

David A. Ciesinski	—	—	20,612	(3)	3,716,137
Thomas K. Pigott	—	—	4,757	(3)	857,640
Tanya Berman	—	—	—		—
Kristin J. Bird	—	—	2,855	(3)	514,728
Luis Viso	—	—	1,721	(3)	196,211
(1)The amounts reported in columns (b) and (c) reflect the exercise during fiscal 2026 of stock-settled stock appreciation rights by the NEOs. The amounts reported in column (c) were computed using the aggregate number of shares acquired on exercise and the closing price of our shares on the respective dates of exercise.
(2)The amounts reported in columns (d) and (e) reflect the vesting during fiscal 2026 of restricted stock awards and PSUs for the NEOs. The amounts reported in column (e) were computed using the number of shares acquired on vesting and the closing price of our shares on the respective date of vesting.
(3)Shares reported reflect gross shares before tax settlement.
2026 Pension Benefits
We do not maintain any defined benefit plans or other plans with specified retirement benefits in which our NEOs participate.
2026 Nonqualified Deferred Compensation Table
This table shows certain information for fiscal 2026 for each of our NEOs under our DCP.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)

David A. Ciesinski	100,000	—	43,701	—	698,291
Thomas K. Pigott	100,000	—	28,449	—	472,707
Tanya Berman	50,000	—	839	—	50,839
Kristin J. Bird	100,000	—	28,449	—	472,707
Luis Viso	—	—	—	—	—
(1)The amounts reported for our NEOs in this column are fully reported as part of the salary for each NEO in column (c) of the “2026 Summary Compensation Table” above.
(2)None of the amounts reported for our NEOs in this column are reported in the “2026 Summary Compensation Table” above.
(3)The following amounts reported for our NEOs in this column have been previously reported as compensation in our “Summary Compensation Table” included in prior years’ proxy statements: Mr. Ciesinski, $450,000; Mr. Pigott, $300,000 and Ms. Bird, $300,000.
For more information about our nonqualified deferred compensation plan, see “Compensation Discussion and Analysis” above.

The Marzetti Company	40	2026 Proxy Statement

Potential Payments Upon Termination or Change in Control
Our NEOs may terminate employment with the Corporation under a number of different scenarios, including retirement, voluntary termination for good reason, voluntary termination without good reason, involuntary termination without cause, involuntary termination for cause, and termination in connection with a change in control, death or disability. Except as discussed below, we generally limit the payments or other forms of compensation that we will provide our NEOs when their employment with the Corporation is terminated to compensation elements that we provide all our employees upon termination, namely payment of any earned but unpaid salary and accrued but unpaid vacation benefits.
Employment Agreements
As stated previously, we only have an employment agreement with Mr. Ciesinski that provides for him to receive certain cash payments and other benefits if his employment is terminated with the Corporation. The terms “cause,” “good reason” and “change in control” are defined under this agreement. Cause generally means the employee’s willful engagement in malfeasance or felonious conduct that in any material respect impairs the reputation, goodwill or business position of the Corporation or involves misappropriation of the Corporation’s funds or other assets. Good reason generally means termination triggered by certain reductions in compensation, duties and responsibility and authority or certain changes in place of employment. Change in control generally means an event reportable by the Corporation on Form 8-K as a change in control and certain significant changes in the ownership of the Corporation’s Common Stock or in the makeup of the Board.
In the event Mr. Ciesinski is terminated by the Corporation without cause, by the Corporation as a result of giving notice of non-extension of the employment agreement, or by Mr. Ciesinski for good reason, then, subject to Mr. Ciesinski signing and not revoking a release of claims against the Corporation, he will receive as severance pay the greater of:
•continued payment of his base salary for a period of twelve months, plus an amount equal to 80% of his salary in lieu of any annual incentive for the incomplete fiscal year; or
•the amount due to Mr. Ciesinski under his change in control agreement to the extent any such amount becomes due (see discussion below).
Additionally, in the event Mr. Ciesinski’s termination occurs after the completion of our fiscal year but before the payment of his annual incentive, Mr. Ciesinski will be entitled to payment of his earned but unpaid annual incentive for such completed fiscal year.
Key Employee Change in Control Agreements
Messrs. Ciesinski, Pigott and Viso and Mses. Berman and Bird were party to Key Employee Change in Control Agreements with the Corporation. These agreements provide for certain cash payments and other benefits if employment is terminated with the Corporation after a change in control. The terms “cause,” “good reason” and “change in control” are defined under these agreements. Cause generally means the employee’s willful engagement in malfeasance or felonious conduct that in any material respect impairs the reputation, goodwill or business position of the Corporation or involves misappropriation of funds or other assets. Good reason generally means termination triggered by certain reductions in compensation, duties and responsibility and authority or certain changes in place of employment. Change in control generally means an event reportable by the Corporation on Form 8-K as a change in control and certain significant changes in the ownership of the Corporation’s Common Stock or in the makeup of the Board.

The Marzetti Company	41	2026 Proxy Statement

In the event employment is terminated on or within 12 months following a change in control, either by the Corporation without cause, or by the executive for good reason, the executive would be entitled to a lump sum severance payment equal to the sum of:
•accrued and unpaid salary, accrued and unpaid annual incentive from any prior completed fiscal year, and a pro-rated portion of annual incentive for the current fiscal year;
•three times the sum of base salary plus target level annual incentive for the current fiscal year for Mr. Ciesinski; or two times the sum of base salary plus target level annual incentive for the current fiscal year for Mses. Berman and Bird and Messrs. Pigott and Viso;
•the sum of any unvested 401(k) balance, plus two times the aggregate matching contributions payable by the Corporation into the executive’s 401(k) account for the last completed calendar year; and
•continued health, dental, long-term disability and life insurance coverage for two years following the executive’s date of termination.
Equity-Based Compensation Plans
Unvested restricted stock awards, unvested RSUs and unvested PSUs granted under our 2015 Omnibus Incentive Plan will vest in full (i.e. at target level performance for PSUs) upon a change in control either if it is not assumed by the surviving company or if it is assumed and there is a subsequent qualified termination of employment within 24 months. Upon the death or disability (as defined in our equity incentive plans) of an NEO, all unvested restricted stock awards, all unvested RSUs and all unvested PSUs granted to such NEO under our equity incentive plans will vest in full.
TABULAR DISCLOSURE. The tables below summarize the estimated amounts of payments or compensation our NEOs may receive under particular termination scenarios. The amounts shown in this section assume the NEO is terminated as of June 30, 2026 and the price per share of our common shares equals $114.16, which was the closing price of our common shares on June 30, 2026, as reported on the Nasdaq Global Select Market. Actual amounts we may pay to any NEO upon termination of employment, however, can only be determined at the time of such NEO’s actual termination.

The Marzetti Company	42	2026 Proxy Statement

David A. Ciesinski. The following table shows the potential payments upon termination under various circumstances for David A. Ciesinski, our President and CEO.

	Retirement on	Termination Without Cause or for Good Reason on	Termination for Cause or Without Good Reason on	Termination on or within 12 months of a Change in Control on	Termination by Death on	Termination by Disability on
Benefits and Payments Upon Termination	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026
	($)	($)	($)	($)	($)	($)

Compensation:
Salary(1)	—	—	—	—	—	—
Annual cash incentive compensation	—	—	—	—	—	—
Base salary and average annual incentive compensation lump sum(2)	—	1,800,000	—	6,750,000	—	—
Restricted stock awards	—	—	—	1,589,564	1,589,564	1,589,564
Restricted stock units	—	—	—	994,790	994,790	994,790
Performance share units	—	—	—	2,926,149	2,926,149	2,926,149
Deferred compensation plan	698,291	698,291	698,291	698,291	698,291	698,291
401(k)	—	—	—	30,502	—	—
Benefits and Perquisites:
Health, disability and life insurance(3)	—	—	—	119,796	—	—
Total	698,291	2,498,291	698,291	13,109,092	6,208,794	6,208,794
Thomas K. Pigott. The following table shows the potential payments upon termination under various circumstances for Thomas K. Pigott, our Chief Financial Officer, Vice President and Assistant Secretary.

	Retirement on	Termination Without Cause or for Good Reason on	Termination for Cause or Without Good Reason on	Termination on or within 12 months of a Change in Control on	Termination by Death on	Termination by Disability on
Benefits and Payments Upon Termination	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026
	($)	($)	($)	($)	($)	($)

Compensation:
Salary(1)	—	—	—	—	—	—
Annual cash incentive compensation	—	—	—	—	—	—
Base salary and average annual incentive compensation lump sum(4)	—	—	—	2,340,000	—	—
Restricted stock awards	—	—	—	407,208	407,208	407,208
Restricted stock units	—	—	—	255,833	255,833	255,833
Performance share units	—	—	—	750,488	750,488	750,488
Deferred compensation plan	472,707	472,707	472,707	472,707	472,707	472,707
401(k)	—	—	—	30,551	—	—
Benefits and Perquisites:
Health, disability and life insurance(3)	—	—	—	105,808	—	—
Total	472,707	472,707	472,707	4,362,595	1,886,236	1,886,236

The Marzetti Company	43	2026 Proxy Statement

Tanya Berman. As noted above, on October 5, 2026, the Corporation announced that Tanya Berman, former President of the Retail Division, is no longer serving in this role effective October 6, 2026. The Corporation expects that Ms. Berman will remain an employee of the Corporation until December 31, 2026. The Corporation expects to enter into a severance agreement with Ms. Berman in connection with her separation from the Corporation. The details of the severance agreement have not been determined at this time. The Corporation will provide a description of such severance agreement in a future filing with the Securities and Exchange Commission following its execution.
In accordance with the rules of the Securities and Exchange Commission, the following table shows the potential payments upon termination under various circumstances for Tanya Berman as of June 30, 2026. The table does not reflect details of any severance agreement that may be agreed between the Corporation and Ms. Berman.

	Retirement on	Termination Without Cause or for Good Reason on	Termination for Cause or Without Good Reason on	Termination on or within 12 months of a Change in Control on	Termination by Death on	Termination by Disability on
Benefits and Payments Upon Termination	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026
	($)	($)	($)	($)	($)	($)

Compensation:
Salary(1)	—	—	—	—	—	—
Annual cash incentive compensation	—	—	—	—	—	—
Base salary and average annual incentive compensation lump sum(5)	—	—	—	1,832,600	—	—
Restricted stock awards	—	—	—	340,539	340,539	340,539
Restricted stock units	—	—	—	142,129	142,129	142,129
Performance share units	—	—	—	155,258	155,258	155,258
Deferred compensation plan	50,839	50,839	50,839	50,839	50,839	50,839
401(k)	—	—	—	3,608	—	—
Benefits and Perquisites:
Health, disability and life insurance(3)	—	—	—	67,704	—	—
Total	50,839	50,839	50,839	2,592,677	688,765	688,765

The Marzetti Company	44	2026 Proxy Statement

Kristin J. Bird. The following table shows the potential payments upon termination under various circumstances for Kristin J. Bird, President of the Foodservice Division.

	Retirement on	Termination Without Cause or for Good Reason on	Termination for Cause or Without Good Reason on	Termination on or within 12 months of a Change in Control on	Termination by Death on	Termination by Disability on
Benefits and Payments Upon Termination	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026
	($)	($)	($)	($)	($)	($)

Compensation:
Salary(1)	—	—	—	—	—	—
Annual cash incentive compensation	—	—	—	—	—	—
Base salary and average annual incentive compensation lump sum(6)	—	—	—	1,832,600	—	—
Restricted stock awards	—	—	—	250,924	250,924	250,924
Restricted stock units	—	—	—	142,129	142,129	142,129
Performance share units	—	—	—	445,566	445,566	445,566
Deferred compensation plan	472,707	472,707	472,707	472,707	472,707	472,707
401(k)	—	—	—	30,940	—	—
Benefits and Perquisites:
Health, disability and life insurance(3)	—	—	—	100,302	—	—
Total	472,707	472,707	472,707	3,275,168	1,311,326	1,311,326
Luis Viso. The following table shows the potential payments upon termination under various circumstances for Luis Viso, Chief Supply Chain Officer.

	Retirement on	Termination Without Cause or for Good Reason on	Termination for Cause or Without Good Reason on	Termination on or within 12 months of a Change in Control on	Termination by Death on	Termination by Disability on
Benefits and Payments Upon Termination	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026	06/30/2026
	($)	($)	($)	($)	($)	($)

Compensation:
Salary(1)	—	—	—	—	—	—
Annual cash incentive compensation	—	—	—	—	—	—
Base salary and average annual incentive compensation lump sum(7)	—	—	—	1,751,000	—	—
Restricted stock awards	—	—	—	219,644	219,644	219,644
Restricted stock units	—	—	—	142,129	142,129	142,129
Performance share units	—	—	—	409,149	409,149	409,149
Deferred compensation plan	—	—	—	—	—	—
401(k)	—	—	—	27,246	—	—
Benefits and Perquisites:
Health, disability and life insurance(3)	—	—	—	94,298	—	—
Total	—	—	—	2,643,466	770,922	770,922

The Marzetti Company	45	2026 Proxy Statement

(1)Assumes, as of June 30, 2026, the amount of base salary payable to the NEOs for services rendered during fiscal 2026 has been paid.
(2)For a termination without cause or for good reason, this amount is equal to the sum of Mr. Ciesinski’s base salary ($1,000,000) plus 80% of his base salary for the current fiscal year ($800,000) in lieu of any other unpaid bonus at the time of termination, for a total of $1,800,000, pursuant to his Employment Agreement discussed above. For a termination subsequent to a change in control, this amount is equal to three times the sum of (a) Mr. Ciesinski’s base salary ($1,000,000) plus (b) his target level annual incentive for the current fiscal year ($1,250,000), for a total of $6,750,000, pursuant to his Change in Control Agreement discussed above.
(3)For a termination subsequent to a change in control, this amount is equal to the estimated cost of continued health, dental, long-term disability and life insurance coverage for two years following the date of termination.
(4)For a termination subsequent to a change in control, this amount is equal to two times the sum of Mr. Pigott’s base salary ($650,000) plus his target level annual incentive for the current fiscal year ($520,000), for a total of $2,340,000, pursuant to his Change in Control Agreement discussed above.
(5)For a termination subsequent to a change in control, this amount is equal to two times the sum of Ms. Berman’s base salary ($539,000) plus her target level annual incentive for the current fiscal year ($377,300), for a total of $1,832,600, pursuant to her Change in Control Agreement discussed above.
(6)For a termination subsequent to a change in control, this amount is equal to two times the sum of Ms. Bird’s base salary ($539,000) plus her target level annual incentive for the current fiscal year ($377,300), for a total of $1,832,600, pursuant to her Change in Control Agreement discussed above.
(7)For a termination subsequent to a change in control, this amount is equal to two times the sum of Mr. Viso’s base salary ($515,000) plus his target level annual incentive for the current fiscal year ($360,500), for a total of $1,751,000, pursuant to his Change in Control Agreement discussed above.
CEO Pay Ratio Disclosure
We identified our median employee from our entire employee population (excluding the CEO) to provide a ratio comparison of the total compensation of Mr. Ciesinski, our CEO, with the total compensation of the median employee. In doing so, we annualized the compensation of all full-time and part-time employees. The compensation of our median employee, a machine operator, was determined as of April 30, 2026 in accordance with the methodology and components used in the Summary Compensation Table for the Corporation’s NEOs. The 2026 total compensation was $56,395 for our median employee and $5,743,331 for Mr. Ciesinski. Based on this determination, the ratio of annual total compensation for Mr. Ciesinski to that of the median employee is estimated to be 102 to 1. The applicable SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies and assumptions and, as a result, our estimated pay ratio may not be comparable to the pay ratios disclosed by other companies.

The Marzetti Company	46	2026 Proxy Statement

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our NEOs and certain financial performance metrics of the Corporation using a methodology that has been prescribed by the SEC. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulations S-K and do not reflect compensation actually earned, realized or received by our NEOs.

Fiscal Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (1)(2)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		Net Income ($ millions)	Adjusted Operating Income (5) ($ millions)

					Total Shareholder Return(3)	Peer Group Total Shareholder Return (3)(4)
	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2026	5,743,331	2,147,440	1,579,013	958,245	65.62	86.95	191.6	237.9
2025	5,378,360	4,160,095	1,666,400	1,324,998	96.69	98.01	167.3	229.2
2024	5,415,614	5,730,426	1,547,110	1,586,292	103.58	101.58	158.6	214.2
2023	5,029,587	10,313,627	1,330,339	1,877,397	108.05	113.45	111.3	196.3
2022	3,744,293	(244,743)	1,091,836	420,274	67.99	106.29	89.6	177.6
(1)Mr. Ciesinski served as our principal executive officer (“PEO”) for the full fiscal year in 2026, 2025, 2024, 2023 and 2022. Our non-PEO NEOs included: (a) for fiscal year 2026, Messrs. Pigott and Viso along with Mses. Berman and Bird; (b) for fiscal year 2025, Messrs. Pigott, Stealey and Viso along with Mses. Berman and Bird; (c) for fiscal year 2024, Messrs. Pigott, Stealey and Viso and Ms. Bird; (d) for fiscal year 2023, Messrs. Pigott, Stealey, Nagle and Viso and Ms. Bird and (e) for fiscal year 2022, Messrs. Pigott, Stealey and Nagle and Ms. Bird.
(2)Amounts reported in these columns represent the compensation actually paid (“CAP”) after the applicable adjustments were made to the amounts reported in the Summary Compensation Table (“SCT”) for the applicable year. The applicable adjustments shown in the reconciliation tables below were deducted from / added to Summary Compensation Table total compensation in accordance with the SEC-mandated adjustments to calculate CAP to our PEO and average CAP to our non-PEO NEOs. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards. No pension adjustments were made because we do not provide defined benefit pension arrangements for our NEOs.
(3)The measurement period for this Total Shareholder Return calculation is the last trading date before the first fiscal year in the table through the end of the last fiscal year covered by the table.
(4)The Peer Group for which Total Shareholder Return is provided in column (g) is the S&P Composite 1500 Packaged Foods & Meats Index.
(5)Adjusted Operating Income is a non-GAAP financial measure defined as operating income as reported under U.S. GAAP, adjusted to exclude the following items affecting comparability, which can impact the analysis of our underlying core business performance and trends: (a) for fiscal year 2026, incremental SG&A expenses attributed to the Bachan’s acquisition; restructuring, impairment and other, net; and Bachan’s operating loss; (b) for fiscal year 2025, restructuring and impairment charges and acquisition SG&A expenses; (c) for fiscal year 2024, restructuring and impairment charges; (d) for fiscal year 2023, impairment charges and Project Ascent expenses; and (e) for fiscal year 2022, changes in contingent consideration, restructuring and impairment charges, Project Ascent expenses and the impact of our ERP go-live which resulted in “pull-forward” sales from fiscal 2023 to fiscal 2022.

The Marzetti Company	47	2026 Proxy Statement

PEO SCT Total to CAP Reconciliation

Fiscal Year	2026	2025	2024	2023	2022
	($)	($)	($)	($)	($)

SCT total	5,743,331	5,378,360	5,415,614	5,029,587	3,744,293
- Grant date fair value of stock awards granted in fiscal year	(3,500,074)	(3,000,112)	(2,850,173)	(2,599,848)	(2,299,929)
+ Fair value at fiscal year-end of outstanding and unvested stock awards granted in fiscal year	1,963,791	2,700,067	3,021,703	3,795,836	1,284,332
± Change in fair value of outstanding and unvested stock awards granted in prior fiscal years	(2,316,690)	(1,159,500)	80,059	2,470,478	(2,070,931)
± Fair value at vesting of stock awards granted in fiscal year that vested during fiscal year	—	—	—	—	—
± Change in fair value as of vesting date of stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	155,008	130,844	(43,643)	1,553,892	(922,243)
- Fair value as of prior fiscal year-end of stock awards granted in prior fiscal years that failed to meet applicable vesting conditions during fiscal year	—	—	—	—	—
+ Dividends or other earnings paid on stock awards in the fiscal year prior to the vesting date that are not otherwise included in the total compensation for the fiscal year	102,074	110,436	106,866	63,682	19,735
Compensation Actually Paid	2,147,440	4,160,095	5,730,426	10,313,627	(244,743)

The Marzetti Company	48	2026 Proxy Statement

Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2026	2025	2024	2023	2022
	($)	($)	($)	($)	($)

SCT Total	1,579,013	1,666,400	1,547,110	1,330,339	1,091,836
- Grant date fair value of stock awards granted in fiscal year	(600,098)	(549,936)	(477,488)	(395,995)	(404,890)
+ Fair value at fiscal year-end of outstanding and unvested stock awards granted in fiscal year	336,697	418,061	506,223	454,662	226,099
± Change in fair value of outstanding and unvested stock awards granted in prior fiscal years	(363,148)	(108,570)	437	267,012	(338,416)
± Fair value at vesting of stock awards granted in fiscal year that vested during fiscal year	—	—	—	—	—
± Change in fair value as of vesting date of stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	(10,973)	(11,133)	(5,209)	230,943	(157,829)
- Fair value as of prior fiscal year-end of stock awards granted in prior fiscal years that failed to meet applicable vesting conditions during fiscal year	—	(98,429)	—	(16,254)	—
+ Dividends or other earnings paid on stock awards in the fiscal year prior to the vesting date that are not otherwise included in the total compensation for the fiscal year	16,754	8,605	15,219	6,690	3,474
Average Compensation Actually Paid	958,245	1,324,998	1,586,292	1,877,397	420,274

The Marzetti Company	49	2026 Proxy Statement

Charts of CAP Versus Performance Metrics
The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Corporation’s and Peer Group’s TSR during fiscal years 2022-2026. TSR results assume an initial $100 investment on June 30, 2021.

The Marzetti Company	50	2026 Proxy Statement

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Corporation’s Net Income and Adjusted Operating Income during fiscal years 2022-2026.

The Marzetti Company	51	2026 Proxy Statement

Tabular List of Most Important Performance Measures
The three items listed below represent the most important performance metrics we used to determine CAP for fiscal 2026 as further described in our Compensation Discussion and Analysis.

Most Important Performance Measures

•Adjusted Operating Income
•Adjusted Net Sales
•Relative TSR
Policies and Practices for Granting Certain Equity Awards
The Board, at the recommendation of the Compensation Committee, approves all equity award grants to our NEOs on or before the grant date. The Compensation Committee’s general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our NEOs, following which they make a recommendation to the Board, which in turn reviews the recommendation and approves equity awards for our NEOs. Accordingly, annual equity awards are typically determined at the first Compensation Committee meeting of the fiscal year and reviewed and approved at the first Board meeting of the fiscal year. These grants are then made effective shortly after the date of filing of the Corporation’s Form 10-K for its prior fiscal year. On occasion, the Board may, at the recommendation of the Compensation Committee, grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. While the Board has discretionary authority to grant equity awards to our NEOs outside of the cycle described above, neither the Board nor the Compensation Committee take into account material non-public information when determining the timing or terms of equity awards, nor do they time disclosure of material non-public information for the purpose of affecting the value of executive compensation.
During fiscal 2026, the Corporation did not grant stock options (or similar awards) to any NEO during any period beginning four business days before and ending one business day after the filing of any Corporation periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Corporation Form 8-K that disclosed any material non-public information.

The Marzetti Company	52	2026 Proxy Statement

Compensation of Directors
2026 Director Compensation Table
The following table summarizes compensation earned during fiscal 2026 by our directors (other than Mr. Ciesinski):

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(g)	(h)

Zena Srivatsa Arnold	75,000	134,988	2,561	212,549
Barbara L. Brasier	117,500	134,988	2,561	255,049
Robert L. Fox	107,500	134,988	2,561	245,049
Elliot K. Fullen	117,500	134,988	2,561	255,049
John B. Gerlach, Jr.	75,000	134,988	2,561	212,549
Alan F. Harris	192,500	134,988	2,561	330,049
Gregory L. Hughes	37,500	—	—	37,500
Michael H. Keown	97,500	134,988	2,561	235,049
George F. Knight III	85,000	134,988	2,561	222,549
Robert P. Ostryniec	132,500	134,988	2,561	270,049
(1)The amounts shown in column (b) represent compensation amounts discussed in the narrative below.
(2)The amounts reported in column (c) reflect the aggregate grant date fair value of restricted stock units received by each of our directors, which was computed in accordance with FASB ASC Topic 718. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2026, those assumptions can be found in footnote 10 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026. The nonemployee directors had the following restricted stock units outstanding as of June 30, 2026: Ms. Arnold, 786; Ms. Brasier, 786; Mr. Fox, 786; Mr. Fullen, 786; Mr. Gerlach, 786; Mr. Harris, 786; Mr. Keown, 786; Mr. Knight, 786; and Mr. Ostryniec, 786. Except for Mr. Hughes, each nonemployee director during fiscal 2026 received a grant of 786 restricted stock units on November 20, 2025 under our 2025 Omnibus Incentive Plan. These grants of restricted stock units will vest on November 11, 2026. We anticipate that all of our nonemployee directors will receive a grant of restricted stock units with a market value of approximately $135,000 at the time of our 2026 Annual Meeting.
(3)The amounts shown in column (g) for nonemployee directors represent dividends paid on restricted stock awards that vested during fiscal 2026.
Our Compensation Committee reviews the level of compensation of our nonemployee directors on an annual basis. We have historically obtained data from a number of different sources to determine the appropriateness of the current level of compensation for our nonemployee directors, including:
•publicly available data describing director compensation at companies in our peer group;
•data collected by our corporate administration; and
•information obtained directly from other companies.

The Marzetti Company	53	2026 Proxy Statement

We compensate our nonemployee directors through a mix of cash and equity-based compensation. Except as noted in the footnotes above, our nonemployee directors received compensation for fiscal 2026 at the following annual rates:
•a retainer of $75,000;
•$17,500 for the Chairperson of the Audit Committee;
•$15,000 for the Chairperson of the Compensation Committee;
•$10,000 for the Chairperson of any other committee, including the Nominating and Governance Committee and any ad-hoc committee;
•$10,000 for service on the Audit Committee;
•$7,500 for service on any other committee, including any ad-hoc committee;
•$100,000 for the Non-Executive Chairman of the Board; and
•a grant of 786 restricted stock units to each nonemployee director, with a market value of approximately $135,000 at the time of the grant.
We also reimburse expenses incurred by our nonemployee directors to attend Board and committee meetings. Directors who are also our employees do not receive cash or equity compensation for services on our Board in addition to compensation payable for their services as employees.
The restricted stock units granted to our nonemployee directors generally vest one year from the grant date, or earlier upon a change in control of the Corporation, or the death or disability of the recipient. Dividends on the restricted stock units are held in escrow until the units vest. The value of these grants is determined based on the recommendation of the Compensation Committee.
In 2012, the Board adopted and implemented share ownership guidelines to further align the interests of the Corporation’s independent directors and the Corporation’s shareholders. These were updated in 2016 to require each independent director to own common shares of the Corporation with a value equal to at least four times the annual cash retainer for independent directors. These new requirements were effective beginning in fiscal 2017. Each director to whom this policy applies shall have until the later of five years from the date of adoption of this policy or five years from the date such director became subject to this policy to achieve the applicable guideline level of ownership. As of June 30, 2026, all of the Corporation’s independent directors already met these guidelines or still had time to achieve these guidelines within the specified period of time.

The Marzetti Company	54	2026 Proxy Statement

Equity Compensation Plan Information Table
The following table contains information as of June 30, 2026 regarding the Corporation’s 2025 Omnibus Incentive Plan and our 2015 Omnibus Incentive Plan:
Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	187,443 (1)	— (2)	1,490,302
Equity compensation plans not approved by security holders	—	—	—
Total	187,443	—	1,490,302
(1)This amount includes 177,745 shares subject to outstanding RSUs and PSUs under the 2015 Omnibus Incentive Plan and 9,698 shares subject to outstanding RSUs under the 2025 Omnibus Incentive Plan, which was previously approved by shareholders. The number of shares subject to outstanding PSUs is presented using maximum levels for performance conditions for which the performance period has not been completed. Amount does not include outstanding stock-settled stock appreciation rights as the June 30, 2026 closing price of $114.16 was lower than the weighted-average exercise price of $175.76.
(2)The outstanding RSUs and PSUs included in column (a) do not have an exercise price. Accordingly, no weighted-average exercise price is reported in column (b).
Compensation Committee Interlocks and Insider Participation
Ms. Brasier and Messrs. Fox, Keown and Ostryniec served on the Compensation Committee during fiscal 2026. None of the members of the Compensation Committee during fiscal 2026 had at any time been an officer or employee of the Corporation or of any of its subsidiaries. None of the members of the Compensation Committee during fiscal 2026 had any related person transaction with the Corporation required to be disclosed under Item 404 of Regulation S-K. No executive officer of the Corporation served as a member of the compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Board or Compensation Committee during fiscal 2026 such that the service would constitute an interlock under Item 407(e)(4) of Regulation S-K.

The Marzetti Company	55	2026 Proxy Statement

Compensation Committee Report
The following report has been submitted by the Compensation Committee:
The Compensation Committee has reviewed and discussed the Corporation’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s definitive Proxy Statement on Schedule 14A for the Annual Meeting, which is incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, each as filed with the SEC.
The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Respectfully submitted,

Robert P. Ostryniec, Chairperson
Barbara L. Brasier
Robert L. Fox
Michael H. Keown

The Marzetti Company	56	2026 Proxy Statement

PROPOSAL TWO
Non-binding Vote on the Compensation of the Corporation’s Named Executive Officers
As required under Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote on the following resolution at the 2026 Annual Meeting:
RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2026 Annual Meeting, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” this proposal by executing and returning the enclosed proxy card.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board has determined that this advisory vote of our shareholders should occur annually. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. Before you vote, please review the “Executive Summary” section, as well as the rest of our Compensation Discussion and Analysis above and the tabular and narrative disclosure that follows the Compensation Discussion and Analysis. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee. The next shareholder advisory vote with respect to the compensation of our executive officers is expected to occur at our 2027 Annual Meeting.
You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on the Corporation or our Board. However, the Board values the views of the Corporation’s shareholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

The Marzetti Company	57	2026 Proxy Statement

Audit Committee Report
The Audit Committee is comprised solely of nonemployee directors, each of whom has been determined by the Board to be independent under the requirements of Nasdaq and SEC rules. In addition, the Board has determined that Ms. Brasier and Messrs. Harris and Knight qualified as “financial experts” under SEC rules. The Audit Committee held four meetings during fiscal 2026. The Audit Committee operates under a written charter, which is available on the corporate governance page of the Corporation’s website at investors.marzetticompany.com/governance. Under the charter, the Audit Committee’s responsibilities include:
•appointment and oversight of the independent auditor;
•approval of the fees and other compensation to be paid to the Corporation’s independent auditor;
•pre-approval of all auditing services and permitted non-audit services by the Corporation’s independent auditor;
•review of the Corporation’s annual financial statements to be included in the Corporation’s Annual Report on Form 10-K;
•oversight of the review and response to complaints made to the Corporation regarding accounting, internal controls and auditing matters;
•oversight of the internal audit function; and
•review and approval of related party transactions.
Management is responsible for the Corporation’s internal controls and preparing the Corporation’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Corporation’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon and also auditing the effectiveness of internal control over financial reporting and issuing a report thereon. Their audits are performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Corporation’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with the Corporation’s internal auditors and the Corporation’s independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews the Corporation’s programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at the Corporation’s expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended June 30, 2026. The Audit Committee has also reviewed and discussed management’s assessment of internal control over financial reporting with management and Deloitte & Touche LLP. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its reports on the Corporation’s annual financial statements, and that the Corporation maintained, in all material respects, effective internal control over financial reporting as of June 30, 2026.

The Marzetti Company	58	2026 Proxy Statement

The Audit Committee reviewed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee discussed with Deloitte & Touche LLP their independence from management, and the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP, referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended June 30, 2026 in the Corporation’s Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Barbara L. Brasier, Chairperson
Elliot K. Fullen
Alan F. Harris
George F. Knight III
Robert P. Ostryniec

The Marzetti Company	59	2026 Proxy Statement

PROPOSAL THREE
Ratification of the Selection of the Corporation’s Independent Registered Public Accounting Firm
Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Corporation’s independent auditors since 1961 and audited the consolidated financial statements for the year ended June 30, 2026. The Audit Committee is directly responsible for the appointment of the Corporation’s independent registered public accounting firm and has appointed Deloitte & Touche LLP to audit the Corporation’s financial statements for the year ending June 30, 2027. Although it is not required to do so, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to the Corporation’s shareholders for ratification of its action as a matter of good corporate governance. In the event that Deloitte & Touche LLP is not ratified at the Annual Meeting by the holders of a majority of the outstanding shares of Common Stock of the Corporation, the Audit Committee will evaluate such shareholder vote when considering the selection of an independent registered public accounting firm to serve as the Corporation’s auditors for the 2028 fiscal year.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2027 by executing and returning the enclosed proxy card.

The Marzetti Company	60	2026 Proxy Statement

Audit and Related Fees
The following table recaps Deloitte & Touche LLP fees pertaining to the fiscal years ended June 30, 2026 and 2025:

	2026	2025
	($)	($)

Audit Fees	2,254,677	1,927,750
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(1)	4,093	4,093
Total Fees	2,258,770	1,931,843
(1) All Other Fees consist of fees for access to accounting research software.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has established a policy regarding review and pre-approval of all audit and non-audit services expected to be performed by the Corporation’s independent registered public accounting firm. When considering requests for non-audit services, the Audit Committee evaluates whether the proposed engagement risks compromise the accounting firm’s independence by specifically considering the volume of the proposed non-audit services and whether those non-audit services are likely to cause the accounting firm to function in a management role, to be put in the position of auditing its own work, or to serve in an advocacy role for the Corporation. Absent strong countervailing considerations, the Audit Committee will generally not approve non-audit services if the aggregate fees for non-audit services for the year will exceed the aggregate fees for audit services, audit-related services and tax compliance services for the year. The policy also prohibits the Corporation’s accounting firm from providing certain services described in the policy as prohibited services.
Generally, requests for non-audit services are submitted in writing to the Audit Committee by the Corporation’s officer or employee requesting such services, along with specific supporting information described in the policy. Typically, the Audit Committee will approve non-audit services provided by the accounting firm that are closely related to the audit services, audit-related services and tax compliance services already being provided by the accounting firm, including due diligence services, subject to the fee policy described above. Between Audit Committee meetings, any two Audit Committee members may review and approve requests for non-audit services in accordance with the policy that are budgeted for $50,000 or less, provided that the pre-approval is reported not later than the next meeting of the Audit Committee.
The Audit Committee’s pre-approval policies and procedures for non-audit services are described in the “Statement of Policy of the Audit Committee of The Marzetti Company Pre-Approval of Engagements With the Independent Registered Public Accounting Firm for Non-Audit Services,” which is attached to the Corporation’s Audit Committee charter as Appendix A. For the fiscal year ended June 30, 2026, any and all non-audit services described above and classified in “All Other Fees” were pre-approved by the Audit Committee.

The Marzetti Company	61	2026 Proxy Statement

Certain Relationships and Related Transactions
Mr. John B. Gerlach, Jr. serves as a Director of the Corporation. He is the son of Mrs. Dareth A. Gerlach, a beneficial owner of more than five percent of the Corporation’s common stock.
The Corporation’s Audit Committee reviews and approves or ratifies any transaction between the Corporation and a “related person” (as that term is defined under Item 404 of Regulation S-K) that is required to be disclosed under the SEC’s related person transaction rules. In general, the Audit Committee charter provides that, when reviewing related person transactions, the Audit Committee will consider the following:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction;
•the significance of the transaction to the related person;
•the significance of the transaction to the Corporation;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Corporation; and
•any other matters the Audit Committee deems appropriate.
In the event of any conflict between this related persons transaction policy and any similar policies contained in the Corporation’s Code of Conduct or other corporate governance documents, the terms of the related persons transaction policy will control. This related persons transaction policy is contained in the Audit Committee charter, a current copy of which is posted on the corporate governance page of the Corporation’s website at investors.marzetticompany.com/governance. There were no transactions required to be disclosed under Item 404(a).
Shareholder Proposals
Shareholder proposals intended to be included in the Proxy Statement for the 2027 Annual Meeting of Shareholders must be received by the Secretary of the Corporation at its principal executive offices no later than June 15, 2027. In addition, under the advance notice provision of the Corporation’s Second Amended and Restated Code of Regulations, shareholder proposals received by the Secretary of the Corporation less than 60 days or more than 90 days before the 2027 Annual Meeting (or, if less than 75 days’ notice or prior public disclosure of the date of the 2027 Annual Meeting is given or made, by the close of business on the 15th day after the date on which such notice or disclosure of the date of the 2027 Annual Meeting is first given or made) will be untimely and will not be considered at that meeting. The advance notice provisions of our Regulations do not change the deadline noted above for inclusion of shareholder proposals in the Corporation’s Proxy Statement. In order to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice to the Secretary of the Corporation that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 12, 2027.

The Marzetti Company	62	2026 Proxy Statement

Other Matters
As of the date of this Proxy Statement, the Board knows of no other business that will come before the Annual Meeting. Should any other matter requiring the vote of the shareholders arise, the enclosed proxy confers upon the proxy holders discretionary authority to vote the same in respect to the resolution of such other matters as they, in their best judgment, believe to be in the interest of the Corporation. For information on how to attend and vote during the Annual Meeting, please review the information below or contact the Corporation’s Secretary at 380 Polaris Parkway, Suite 400, Westerville, Ohio 43082 or (614) 224-7141 or ir@marzetti.com.
If you share an address with another of our shareholders and wish to have your future proxy statements and annual reports householded, please contact our Corporate Secretary at the above address or telephone number.
Information about the 2026 Virtual Annual Meeting and Voting Electronically
Shareholders of record may vote all shares registered in their name during the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/MZTI2026 and entering the 16-digit control number included on the proxy card.
Following the formal business portion of the meeting, the Corporation plans to conduct a question-and-answer session during which shareholders of record may submit questions. Shareholders who are logged into the webcast can submit a question beginning 15 minutes prior to the start of the Annual Meeting and continuing until the time that the question-and-answer session is concluded, by simply typing it into the “ask a question” box and clicking “submit”. All submitted questions should follow the Rules of Conduct posted at www.virtualshareholdermeeting.com/MZTI2026. The Rules of Conduct will also be available one week in advance of the Annual Meeting at investors.marzetticompany.com.
Any shareholder who is having challenges logging into or participating in the Annual Meeting can access toll-free technical support by calling the telephone number that will be posted on the Virtual Annual Meeting login page.
A replay of the Annual Meeting, including the questions answered during the meeting, will be available on our website at investors.marzetticompany.com for 30 days after the Annual Meeting.

The Marzetti Company	63	2026 Proxy Statement

Appendix A - Reconciliation of GAAP to non-GAAP Financial Measures
The Marzetti Company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). However, from time to time, the Corporation may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as Adjusted Net Sales and Adjusted Operating Income. Management considers such non-GAAP financial measures to provide useful supplemental information to investors in facilitating year-over-year comparisons by removing non-recurring items or other items that management believes do not directly reflect the underlying operations. Additionally, these non-GAAP measures are used by the Compensation Committee of the Board in determining incentive compensation payouts. This Appendix includes reconciliations of the non-GAAP measures to the most comparable GAAP financial measures. The Corporation’s definitions of these non-GAAP measures may differ from similarly titled measures used by other companies. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Reconciliation of Reported Net Sales to Adjusted Net Sales
Adjusted Net Sales is a non-GAAP financial measure that excludes non-core sales attributed to a temporary supply agreement made in connection with our February 2025 acquisition of Winland’s Atlanta-based sauce and dressing production facility. Adjusted Net Sales also exclude net sales attributed to Bachan’s, Inc. which was acquired May 1, 2026. The following table presents a reconciliation between net sales as reported in accordance with GAAP and Adjusted Net Sales for the fiscal year ended June 30, 2026.

2026
($ in Millions)	($)

Reported Net Sales	1,929.8
Temporary Supply Agreement Net Sales	(20.4)
Bachan’s Net Sales	(15.4)
Adjusted Net Sales (non-GAAP)(1)	1,894.0
(1)Adjusted Net Sales above does not agree with our Form 10-K Adjusted Net Sales due to the exclusion of Bachan’s net sales.

The Marzetti Company	64	2026 Proxy Statement

Reconciliation of Reported Operating Income to Adjusted Operating Income
Adjusted Operating Income is a non-GAAP financial measure that excludes certain items affecting comparability, which can impact the analysis of our underlying core business performance and trends. For fiscal year 2026, the adjustments reflect incremental SG&A expenses attributed to the Bachan’s acquisition; restructuring, impairment and other, net, which consists of restructuring and impairment charges resulting from the closure of our sauce and dressing production facility in Milpitas, California, the gain on the sale of the Milpitas real property, and charges related to the impairment of manufacturing equipment, net of a recovery through an insurance claim; and Bachan’s operating loss. The following table presents a reconciliation between operating income as reported in accordance with GAAP and Adjusted Operating Income for the fiscal year ended June 30, 2026.

2026
($ in Millions)	($)

Reported Operating Income	238.7
SG&A Expenses - Acquisition Costs	14.5
Restructuring, Impairment and Other, Net	(16.0)
Bachan’s Operating Loss	0.7
Adjusted Operating Income (non-GAAP)(1)	237.9
(1)Adjusted Operating Income above does not agree with our Form 10-K Adjusted Operating Income due to the exclusion of Bachan’s operating loss.

The Marzetti Company	65	2026 Proxy Statement

THE MARZETTI COMPANY
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on November 10, 2026 for shares held directly and by 11:59 P.M. ET on November 8, 2026 for shares held in an ESOP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MZTI2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on November 10, 2026 for shares held directly and by 11:59 P.M. ET on November 8, 2026 for shares held in an ESOP Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T03433-P56881

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

THE MARZETTI COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three directors, each for a term that expires in 2029.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John B. Gerlach, Jr.
02) Gregory L. Hughes
03) Robert P. Ostryniec

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

T03434-P56881

THE MARZETTI COMPANY
Annual Meeting of Shareholders
November 11, 2026 1:00 PM, ET
This proxy is solicited on behalf of the Board of Directors.

The shareholder hereby appoints Dale N. Ganobsik, Matthew R. Shurte and Thomas K. Pigott, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE MARZETTI COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held exclusively online at www.virtualshareholdermeeting.com/MZTI2026 at 1:00 PM, ET on November 11, 2026 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In respect of any other business that may properly come before the Annual Meeting, the proxy holders appointed herein shall have discretionary authority to vote as they, in their best judgment, believe to be in the interest of the Corporation.

ESOP Plan Participants: This card also constitutes voting instructions for participants in The Marzetti Company Employee Stock Ownership Plan (the "ESOP"). Your signature on the reverse side of this card will direct the trustee of the ESOP to vote all the shares of Common Stock of The Marzetti Company allocated to your ESOP account in accordance with your instructions on this card. If no instructions have been received from an ESOP participant, the trustee will vote the shares allocated to that participant's ESOP account in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares during the meeting. Your voting instructions must be received by 11:59 p.m., Eastern Time, on November 8, 2026. The trustee of the ESOP will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

Continued and to be signed on reverse side